UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________________________

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

QUALITY RESOURCE TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	27-3528510 (I.R.S. Employer Identification Number)
448 Cedar Bluff Rd., Knoxville, TN (Address of principal executive offices)	37923 (Zip Code)

(713) 961-9299 (Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act: None.

Securities to be registered pursuant to Section 12(g) of the Act: 1,180,788 shares of common stock, par value $0.01 per share.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [ X ]

Item 1.  Business.

The Spin-Off

On September 27, 2010, the Baltic International USA, Inc. Board of Directors approved the Spin-Off of Quality Resource Technologies to Baltic’s common shareholders.  To effect this Spin-Off, the Baltic Board approved the distribution of the 1,180,788 shares of the Quality Resource Technologies common stock owned by Baltic to holders of record of the Baltic common stock and preferred stock.  These shares represent approximately 79 percent of the outstanding shares of the Quality Resource Technologies common stock.  The Quality Resource Technologies shares were distributed as of 5:00 p.m., Houston, Texas time, on October 18, 2010.

You are not required to pay any cash or other consideration for the shares of the Quality Resource Technologies common stock distributed to you or to surrender or exchange your shares of the Baltic common stock and preferred stock to receive the distribution of the Quality Resource Technologies common stock.

The Number of Shares You Received

The actual number of shares of the Quality Resource Technologies common stock that were distributed to you was calculated as of the Record Date.  The ratio that was used to determine the number of Quality Resource Technologies common shares you received for each share of the Baltic common stock you owned on the Record Date was calculated as follows:

	Baltic Common Stock	Baltic Series A Preferred Stock	Baltic Series B Preferred Stock	Total
Total number of shares of the Quality Resource Technologies common stock distributed in the Spin-Off	548,788	492,000	140,000	1,180,788
Divided by: Total number of shares of Baltic stock outstanding at 5:00 p.m., Houston, Texas time, on October 4, 2010	10,975,760	123,000	14	N/A
Ratio of Quality Resource Technologies common shares to Baltic shares distributed	1 for 20	4 for 1	10,000 for 1	N/A

Based on the number of shares of the Baltic common stock outstanding as of October 4, 2010, you received approximately one share of the Quality Resource Technologies common stock for each 20 shares of the Baltic common stock that you owned on the Record Date, four shares of the Quality Resource Technologies common stock for each share of the Baltic Series A preferred stock that you owned on the Record Date, and 10,000 shares of the Quality Resource Technologies common stock for each share of the Baltic Series B preferred stock that you owned on the Record Date.

These ratios were also be included in the distribution statement that was mailed to each registered owner of the Baltic common stock and preferred stock and was be posted on our website at www.baltic-intl.com.

When and How You Will Receive the Quality Resource Technologies Shares

The Quality Resource Technologies shares were distributed on October 18, 2010 (the “Distribution Date”) by Baltic by causing the shares of the Quality Resource Technologies common stock to be registered in accounts established in the ownership records of Quality Resource Technologies.

Registered Holders.  If you owned shares in registered form, the Quality Resource Technologies shares distributed to you was registered in your name and you became the record holder of that number of shares of the Quality Resource Technologies common stock.

Street Name Holders.  If your shares were held in a brokerage account or with a nominee, the distribution was credited to the account of your brokerage firm or nominee.  Your broker/nominee will in turn credit your account for the Quality Resource Technologies shares that you are entitled to receive.  This could take up to two weeks from the Distribution Date.

Fractional Shares.  We did not deliver any fractional shares of the Quality Resource Technologies common stock in connection with the Spin-Off.  Instead, we rounded up to nearest whole share and delivered rounded up shares to you.

Book-Entry Registration.  The Quality Resource Technologies common shares were issued in book-entry form through the Direct Registration System.  Quality Resource Technologies’ transfer agent and registrar, Pacific Stock Transfer, will hold your book-entry shares.  If you wish to receive a physical certificate after the Distribution Date, you should contact Quality Resource Technologies’ transfer agent at Pacific Stock Transfer, 4045 S. Spencer Street, Suite 403, Las Vegas, Nevada 89119, telephone (702) 361-3033, and telecopier (702) 433-1979.

Distribution Statement.  Following the Distribution Date, a distribution statement was sent to you showing your ownership interest in the Quality Resource Technologies common stock.

Trading in Baltic Stock and Quality Resource Technologies Stock

Beginning about October 5, 2010, and continuing through market close on October 18, 2010, the “Pink Sheets” on which the shares of the Baltic common stock are currently traded may establish two markets in the Baltic common stock, a “regular way” market and a “when-issued” market.  Shares that trade in the “regular way” market will trade with the entitlement to shares of the Quality Resource Technologies common stock to be distributed pursuant to the Spin-Off.  Shares that trade on the “when-issued” market will trade without the entitlement to shares of the Quality Resource Technologies common stock to be distributed pursuant to the Spin-Off.  Therefore, if you own shares of the Baltic common stock at 5:00 p.m., Houston, Texas time, on the Record Date and sell those shares on the “regular way” market prior to market close on October 18, 2010, the Distribution Date, you will also be trading the shares of the Quality Resource Technologies common stock that otherwise would have been distributed to you pursuant to the Spin-Off.

Contracts made in the “when-issued” markets are contingent on the distribution of Quality Resource Technologies common shares pursuant to the Spin-Off.  Settlement for these contracts would occur on October 18, 2010.

Since the shares of the Quality Resource Technologies common stock are not yet trading, there will be no trading market established until the Form 10 described below has been declared effective by the SEC and the shares have been released for trading.

Following the distribution, the Baltic common stock will continue to be traded on the “Pink Sheets” under the symbol “BISA.PK.”  As a result of the distribution, the trading price of the Baltic common stock immediately following the distribution will likely be lower than the trading price of the Baltic common stock immediately prior to the distribution.

Dissenters’ Right of Appraisal

Texas and Delaware law do not provide for a right of a shareholder to dissent to the Spin-Off or the Merger.

U.S. Federal Income Tax Consequences

The following is a discussion of federal income tax considerations that may be relevant to holders of our stock who receive shares of Quality Resource Technologies as a result of the Spin-Off.  No state, local, or foreign tax consequences are addressed herein.

The following description of the material federal income tax consequences of the Spin-Off to our common shareholders is based on the Internal Revenue Code, applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this registration statement.  Changes to the laws could alter the tax consequences described below, possibly with retroactive effect.  We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Spin-Off.  This discussion does not discuss the tax consequences that may apply to special classes of taxpayers (e.g., non-residents of the United States, broker/dealers or insurance companies).  The state and local tax consequences of the Spin-Off may vary significantly as to each common shareholder, depending upon the jurisdiction in which such shareholder resides.  You are urged to consult your own tax advisors to determine the particular consequences to you.

Tax-Free Status of the Spin-off.  We are of the opinion that our distribution of whole shares of the Quality Resource Technologies common stock to our common shareholders in connection with the Spin-Off will be tax-free to Baltic and to our common shareholders for U.S. federal income tax purposes.

This means that for U.S. federal income tax purposes:

•	Baltic common shareholders will not recognize a gain or loss by reason of the receipt of whole shares of the Quality Resource Technologies common stock as a result of the Spin-Off; and

•	Baltic will not recognize a gain or loss by reason of the Spin-Off.

We are not aware of any facts or circumstances that would cause any of opinions to be incorrect in any material respect.  Nevertheless, if the IRS subsequently held the Spin-Off to be taxable, the above consequences would not apply; and our common shareholders and we could be subject to tax.

Subsequent Sale of Stock.  If you sell your shares of the Quality Resource Technologies common stock or the Baltic common stock after the distribution, you will recognize gain or loss on such sale based on the difference between the proceeds you receive from the sale and the tax basis allocated to the shares you sold as described below under “Allocation of Tax Basis.”  In most cases, this gain or loss will be a capital gain or loss, assuming that you held such shares as a capital asset, and will be a long-term or short-term gain or loss based on your holding period for such shares as described below under “Holding Period.”

Allocation of Tax Basis.  Your tax basis for the Quality Resource Technologies common stock received in the Spin-Off will be determined based on your tax basis in the Baltic common stock with respect to which your distribution of the Quality Resource Technologies common stock was made.  Following the Spin-Off, your aggregate tax basis in your shares of Baltic common stock and Quality Resource Technologies common stock, will be the same as your tax basis in your shares of the Baltic common stock immediately prior to the Spin-Off.  The aggregate tax basis in your shares of the Baltic common stock immediately prior to the Spin-Off will be allocated between your the Baltic common stock and the Quality Resource Technologies common stock in proportion to the fair market value of the Baltic common stock and the Quality Resource Technologies common stock at market close on October 3, 2010, the last trading day before the distribution.

Additional Information to Help You Calculate Your New Tax Basis.  Additional information will be sent to you with the distribution statement concerning the allocation of your tax basis in the Baltic common stock between your shares of the Baltic common stock and the Quality Resource Technologies common stock, including fractional shares.  This information will also be posted on our web site at www.baltic-intl.com.

Holding Period.  The holding period for capital gains purposes of shares of the Quality Resource Technologies common stock received in the distribution will include the holding period of the Baltic common stock in respect of which the distribution was made, provided the shareholder holds the Baltic common stock as a capital asset on the Distribution Date.

State, Local and Foreign Tax Consequences.  You should consult your own tax advisor regarding the state, local and foreign tax consequences of your receipt of shares of the Quality Resource Technologies common stock and any payment for fractional shares.

Tax Return Statement.  U.S. Treasury regulations require you to attach to your U.S. federal income tax return - for the year in which the Spin-Off occurs - a detailed statement setting forth certain information regarding the nature of the Spin-Off.  The information necessary to comply with that requirement will be enclosed with the distribution statement.  The Information Statement to the Internal Revenue Service should be completed and attached to your 2010 tax return.  This form will also be posted on our web site at www.baltic-intl.com.

Shareholders are advised to consult their own tax advisors as to the particular tax consequences to them of the Spin-Off, including the state, local, and (if applicable) foreign tax consequences.

The Merger

On October 5, 2010, immediately following the Record Date for the Spin-Off of Quality Resource Technologies to the Baltic shareholders, Quality Resource Technologies, QRT Acquisition Company, a Delaware corporation (the “Subsidiary”), and TRQ, Inc., a Delaware corporation (“TRQ”) closed a Plan and Agreement of Triangular Merger (the “Plan of Merger”) whereby the Subsidiary, a wholly-owned subsidiary of Quality Resource Technologies, was merged into TRQ (the “Merger”).  As a result of the Merger, the TRQ Stockholders received shares of the common stock of Quality Resource Technologies, par value $0.01 per share (the “Quality Resource Technologies Common Stock”) in exchange for all of their shares of the common stock of TRQ, $0.01 par value per share (the “TRQ Common Stock”).  The basic terms of the Plan of Merger were as follows:

1. Plan Adopted.  A plan of merger whereby the Subsidiary merged with and into TRQ (this “Plan of Merger”), pursuant to the provisions of Section 252, et seq., of the Delaware General Corporation Law, and Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended, is adopted as follows:

(a) The Subsidiary was merged with and into TRQ, to exist and be governed by the laws of the State of Delaware.

(b) TRQ is the surviving corporation (the “Surviving Corporation”) and its name shall continue as TRQ, Inc.  The Surviving Corporation will continue to be a wholly-owned subsidiary of Quality Resource Technologies.

(c) When the Plan of Merger became effective, the separate existence of the Subsidiary ceased and the Surviving Corporation succeeded, without other transfer, to all the rights and properties of the Subsidiary and is subject to all the debts and liabilities of such corporation in the same manner as if the Surviving Corporation had itself incurred them.  All rights of creditors and all liens upon the property of each constituent entity have been preserved unimpaired, limited in lien to the property affected by such liens immediately prior to the Merger.

(d) The Surviving Corporation is responsible for the payment of all fees and franchise taxes of the constituent entities payable to the State of Delaware, if any.

(e) The Surviving Corporation will carry on business with the assets of TRQ, as well as the assets of the Subsidiary.

(f) The Surviving Corporation will be responsible for the payment of the fair value of shares, if any, required under the laws of Delaware.

(g) The TRQ Stockholders surrendered all of their shares of the TRQ Common Stock in the manner hereinafter set forth.

(h) In exchange for the shares of the TRQ Common Stock surrendered by the TRQ Stockholders, Quality Resource Technologies issued and transferred to them on the basis hereinafter set forth, shares of the Quality Resource Technologies Common Stock.

(i) A copy of the Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

(j) The authorized capital stock of the Subsidiary is 200,000,000 shares of common stock, $0.01 par value per share (the “Subsidiary Common Stock”), of which one share is issued and outstanding, and 10,000,000 shares of preferred stock, $0.01 par value per share, none of which are issued or outstanding.

(k) The authorized capital stock of TRQ is 200,000,000 shares of common stock, $0.01 par value per share, of which 100 shares are issued and outstanding held by two TRQ Stockholders, who are “accredited investors” as defined in the Securities Act of 1933, as amended (the “Securities Act”), and 10,000,000 shares of preferred stock, $0.01 par value per share, none of which are issued or outstanding.

2. Effective Date.  The effective date of the Merger (the “Effective Date”) shall be the date of the filing of Articles of Merger for the Subsidiary and TRQ in the State of Delaware.

3. Submission to Stockholders.  This Plan of Merger was submitted for approval separately to the TRQ Stockholders and to Quality Resource Technologies, the sole stockholder of the Subsidiary, in the manner provided by the laws of the State of Delaware.

4. Manner of Exchange.  On the Effective Date, the TRQ Stockholders surrendered their stock certificates representing all of the issued and outstanding shares of the TRQ Common Stock to Quality Resource Technologies in exchange for certificates representing the shares of the Quality Resource Technologies Common Stock to which they are entitled.  In exchange, TRQ received all of the issued and outstanding shares of the Subsidiary’s common Stock held by Quality Resource Technologies.  Following the receipt of the shares of the TRQ Common Stock by TRQ by Quality Resource Technologies, the shares of the TRQ Common Stock were cancelled.  The one share of the Subsidiary Common Stock shall remain issued and outstanding.

5. Basis of Exchange.  The TRQ Stockholders owned 100 shares of the TRQ Common Stock, which shares constituted all of the issued and outstanding shares of the capital stock of TRQ.  As a result of the Merger, the TRQ Stockholders received, in exchange for all of their TRQ Common Stock, 13,500,000 shares of the Quality Resource Technologies Common Stock on the basis of 135,000 shares of the Quality Resource Technologies Common Stock for each share of the TRQ Common Stock held by each of the TRQ Stockholders.  Any fractional number of shares to be received was rounded up to the nearest whole number.  Following the Effective Date, Quality Resource Technologies has 15,000,000 shares of the Quality Resource Technologies Common Stock issued and outstanding, owned as follows: (a) 1,500,000 shares owned by the Quality Resource Technologies Stockholders before the Effective Date, and (b) 13,500,000 shares owned by the TRQ Stockholders.

6. Restricted Shares.  All shares of the Quality Resource Technologies Common Stock received by the TRQ Stockholders under the Plan of Merger are restricted in their resale as provided in the Securities Act, and contain a legend as required by the Securities Act which reads as follows:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SHARES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

The restricted nature of such shares was not taken into account or any quoted price of the shares on the Effective Date.  Upon receipt of the Quality Resource Technologies Common Stock, each TRQ Stockholders executed a Subscription Agreement in the form attached to the Plan of Merger as Attachment A.  In that regard, the TRQ Stockholders acknowledged that Quality Resource Technologies does not have any obligation to register for resale pursuant to the Securities Act, the shares of the Quality Resource Technologies Common Stock received by them hereunder.

7. Directors and Officers of the Surviving Corporation.

(a) Following the Merger, the present Board of Directors of TRQ shall serve as the Board of Directors of the Surviving Corporation until the next annual meeting or until such time as their successors have been elected and qualified.

(b) If a vacancy shall exist on the Board of Directors of the Surviving Corporation on the Effective Date, such vacancy may be filled by the Board of Directors of the Surviving Corporation as provided in the Bylaws of the Surviving Corporation.

(c) All persons who, on the Effective Date, were executive or administrative officers of TRQ shall be the officers of the Surviving Corporation until the Board of Directors of the Surviving Corporation shall otherwise determine.  The Board of Directors of the Surviving Corporation may elect or appoint such additional officers as it may deem necessary or appropriate.

8. Certificate of Incorporation.  The Certificate of Incorporation of TRQ existing on the Effective Date, a copy of which is attached to the Plan of Merger as Attachment B shall continue in full force as the Certificate of Incorporation of the Surviving Corporation until altered, amended, or repealed as provided therein or as provided by law.

9. Bylaws.  The Bylaws of TRQ existing on the Effective Date, a copy of which is attached to the Plan of Merger as Attachment C shall continue in full force as the Bylaws of the Surviving Corporation until altered, amended, or repealed as provided therein or as provided by law.

10. Directors and Officers of Quality Resource Technologies.  On the Effective Date, persons selected by TRQ were elected to the Board of Directors of Quality Resource Technologies, and immediately thereafter, all of the members of the Quality Resource Technologies Board of Directors serving before the Effective Date shall resign.  Further, on the Effective Date, the Board of Directors elected a person selected by TRQ as President of Quality Resource Technologies, and all of the other officers of Quality Resource Technologies other than such person selected by TRQ resigned on the Effective Date.

11. Copies of the Plan of Merger.  A copy of the Plan of Merger is on file at 448 North Cedar Bluff Road, Knoxville, Tennessee 37923, the principal offices of TRQ, and at 6002 Rogerdale Road, Suite 500, Houston, Texas 77072, the principal offices of Quality Resource Technologies and the Subsidiary.  A copy of the Plan of Merger will be furnished to any stockholder of TRQ, Quality Resource Technologies, or the Subsidiary, on written request and without cost.

A copy of the Plan of Merger is attached to this registration statement as an exhibit.

Accounting Treatment; No Change of Control

The Merger was accounted for as a “reverse merger,” as the TRQ Stockholders will own a majority of the outstanding shares of Quality Resource Technologies Common Stock immediately following the Merger.  TRQ is deemed to be the acquirer in the reverse merger.  Consequently, the assets and liabilities and the historical operations of TRQ prior to the Merger are reflected in the financial statements and are recorded at the historical cost basis of TRQ and Quality Resource Technologies’ consolidated financial statements after completion of the Merger will include the assets and liabilities of both Quality Resource Technologies and TRQ, historical operations of TRQ and Quality Resource Technologies operations from the Effective Date of the Merger.

Following the Effective Date, the TRQ Stockholders will own 13,500,000 shares of the Quality Resource Technologies Common Stock, which will represent 90 percent of the issued and outstanding shares of the Quality Resource Technologies Common Stock.

Except as described herein, no arrangements or understandings exist among present or former controlling stockholders with respect to the election of members of our board of directors and, to our knowledge, no other arrangement exists that might result in a future change of control of Quality Resource Technologies.  Quality Resource Technologies, for the foreseeable future, will continue to be a “smaller reporting company,” as defined under the Exchange Act, as discussed below, following the Merger.

On the Effective Date of the Merger, there was 1,319,590 shares of the Quality Resource Technologies Common Stock outstanding owned by the Quality Resource Technologies Stockholders who were not “affiliates” as defined in the Securities Act.  Following the filing of a Form 10 registration statement discussed below, the 1,319,590 shares constitute the “public float” of Quality Resource Technologies immediately after the Merger and continue to represent the only shares of the Quality Resource Technologies Common Stock that are currently eligible for resale under Rule 144.

Other than as discussed in this registration statement, prior to the Merger, there will have been no material relationships between Quality Resource Technologies and TRQ, or any of their respective affiliates, directors or officers, or any associates of their respective officers or directors.

Quality Resource Technologies intends to carry on the business of TRQ, as discussed below.

Exchange Act Registration

Quality Resource Technologies has filed a Form 10 registration statement covering the Quality Resource Technologies Common Stock with the SEC pursuant to the Exchange Act.  Once the Exchange Act registration becomes effective, Quality Resource Technologies will be subject to the informational requirements of the Exchange Act, and must file reports, proxy statements and other information with the SEC, such as current, quarterly and annual reports on Forms 8-K, 10-Q and 10-K.  Quality Resource Technologies’ executive officers, directors and beneficial owners of 10 percent or more of our common stock will also file reports relative to the acquisition or disposition of shares of the Quality Resource Technologies Common Stock or acquisition, disposition or exercise of any of Quality Resource Technologies Common Stock purchase options or warrants.

Following the effective date of the registration of the Quality Resource Technologies Common Stock under the Exchange Act and as soon as the SEC releases the stock for trading and the other regulatory requirements are met with Financial Industry Regulatory Authority (“FINRA”), the shares of the Quality Resource Technologies Common Stock will be available for quotation on the Over-the-Counter Bulletin Board.

Overview

Following the Effective Date of the Merger, the business of Quality Resource Technologies will that business formerly conducted by TRQ, Inc.  Consequently, all of the discussion of the business of Quality Resource Technologies will be a discussion of TRQ.

As discussed elsewhere in this registration statement, prior to the Spin-Off and the Merger, Quality Resource Technologies was previously known as B-L Merger Sub, Inc., a Texas corporation.  B-L Merger Sub was a wholly-owned subsidiary of Baltic International USA, Inc.  In connection with the Plan of Merger, B-L Merger Sub changed its corporate domicile from Texas to Delaware and at the same time changed its corporate name to Quality Resource Technologies, Inc.  TRQ, Inc., a Delaware corporation, was formerly named Quality Resource Technologies, Inc.  In order to permit the removal of B-L Merger Sub to Delaware and the change of its corporate name to Quality Resource Technologies, TRQ (formerly known as Quality Resource Technologies) had to change its corporate name to TRQ, Inc.  The reason for these transactions was to enable TRQ to continue business going forward as Quality Resource Technologies, following the Merger.

Proposed Operations

QUALITY RESOURCE TECHNOLOGIES, INC IS A DEVELOPMENTAL STAGE COMPANY AND DOES NOT HAVE ANY CURRENT OPERATIONS. THE DISCUSSION UNDER "PROPOSED OPERATIONS" DETAILS WHAT QUALITY RESOURCE TECHNOLOGIES, INC INTENDS TO DO ONCE OPERATIONS COMMENCE. THERE CAN BE NO ASSURANCE AS TO WHEN OPERATIONS WILL COMMENCE OR ONCE COMMENCED IF QUALITY RESOURCE TECHNOLOGIES, INC'S OPERATIONS WILL CONFIRM TO ITS EXPECTATIONS OR THE DESCRIPTION HEREIN CONTAINED. COMMENCEMENT OF OPERATIONS WILL DEPEND ON THE ABILITY OF QUALITY RESOURCE TECHNOLOGIES, INC TO OBTAIN FINANCING, WHICH IT DOES NOT CURRENTLY HAVE, ACCEPTANCE OF ITS PRODUCTS BY THE MARKET AND THE ABILITY TO MANUFACTURE AND FABRICATE ITS PRODUCTS IN A PROFITABLE MANNER.

Principal Products.

Once operational, Quality Resource Technologies will focus on three basic products, shipping containers made of Fiber Reinforced Plastics ("FRP" or "Composites"), temporary and permanent housing units using basic FRP shipping containers as the basic structure and manufacturing and marketing decking and composite material.

Shipping Containers

The vision of Quality Resource Technologies, once operations are commenced, will be to develop, manufacture and sell innovative light-weight fiber reinforced shipping container and storage units.  Once operations are commenced, Quality Resource Technologies will attempt to develop, manufacture and market light weight shipping containers that are superior to containers currently on the market.

One way to compete in the shipping container market will be to design and manufacture containers using Fiber Reinforced Plastics (“FRP” or “Composites”).  The use of FRP will reduce the weight of the container itself and provide an opportunity for a bigger payload.  Use of FRP will also extend the life of the containers themselves by using weather resistant materials.  The structural strength and life of FRP has been well established and is being used in very complex (and higher performance demand) products such as aircraft, spacecraft and industrial products.

In addition, the standard containers Quality Resource Technologies will add to production “knock-down or foldable” containers which it is expected will increase fourfold the amount of “empties” that can be returned in comparison to conventional rigid steel containers.

Quality Resource Technologies believes that containers made from Composites have the following benefits over traditional steel containers:

•	Longer Useful Life. Composite containers can have a useful life of close to double the useful life of a steel container.

•	Lighter in Weight. A composite container is up to 40 percent lighter in weight than a steel container. This lower weight translates into the ability to transport a greater pay-load per trip.

•
Ease of Repair.  Composite containers can be repaired in the field, as opposed to being withdrawn from operation and taken to a repair facility.  This ability to repair onsite can save considerable downtime for the container and thereby may translate into greater operating efficiencies.  The costs for these repairs are also much less than they would be on steel containers.

•
Fuel Savings When Transported.  The fold-down version that allows 10 units to be returned on one flatbed trailer greatly excels at fuel savings when a comparable container would require five flatbeds to do the similar backhaul.

Once Quality Resource Technologies has completed development of its Composite containers it will seek to market these containers to the following markets:

•	Product shipping;

•	Waste shipping;

•	Storage business; and

•	Housing (see below).

Housing Units

Quality Resource Technologies believes there exists a worldwide market for temporary and permanent safe and sanitary housing units which can be put in place quickly and efficiently in response to disruptive events such as hurricanes and earthquakes.  This market will best be met by developing housing units which are made of strong. lightweight material, can be shipped quickly in an efficient manner, are easy to assemble and exhibit a strong resistance to weather and the elements.

Quality Resource Technologies believes that using the same basic methods as the container made of Composites is a simple conversion into a housing unit.  The basic “box” will be enhanced with molded partitions, windows, efficient toilet and sanitary facilities, as well as slide out sections to add additional square footage to the basic unit.

Renewable Energy Projects

Renewable energy projects are complementary and compatible with Quality Resource Technologies’ composite business.  The company has entered the sustainable and green energy market in two sectors Waste to Energy (WTE) and Solar Power.  These projects are in the Caribbean.  Waste to Energy technologies are used and proven around the world.  Solar power has been available for the past 10 years on the open market.  The need for renewable sources of energy in the Caribbean is great and the economics are compelling because Caribbean nations must import expensive fossil fuels to generate electricity.  Waste to Energy plants are fueled with feed-stocks of abundant and readily available municipal solid waste.  This material does not have to be imported.  The technology is considered a "green" technology because of the small amounts of Greenhouse Gas (GHG) and particulates from incineration are filtered and removed so there are minimal stack emissions.  The reduction in the growth of landfills further lowers the carbon footprint.  The combination of lowering fuel import costs, increasing electrical generation capacity, and reducing greenhouse gases has a significant positive effect on national economics and the environments.

Quality Resource Technologies, Inc. is in late stage discussions with the Overseas Private Investment Corporation (OPIC) to fund up to 80% of the total cost of construction and operation for this 25 MW, $228 million, waste to energy electrical generation plant in Haiti.  The project is “New Carib Energy #1.  Quality Resource Technologies Inc. will operate as an Independent Power Producer (IPP).  OPIC has reviewed the project and come to an agreement that the project is qualified for funding.

This project includes a Municipal Recycling Facility (MRF) for collecting, sorting, and recycling waste.  The Municipal Recycling Facility (MRF) processes the fuel that will be incinerated to generate electricity and the rest is recycled profitably.  The vision of the company is to establish this first waste to energy plant and reproduce it many times over in the Caribbean nations.  General Electric is providing a large percentage of the equipment for the Waste to Energy facility.  Auburn University is contracted to provide the Environmental Impact Statement.

Waste to Energy plants with the Municipal Recycling Facilities complement Quality Resource Technologies Inc.’s composite business.  Recyclable materials that go into the manufacture of composite lumber, homes, and shipping containers are recovered from the Municipal Recycling Facilities.  These materials are shipped back to Quality Resource Technologies Inc.'s extrusion facility where they are recycled into new composite material.  This represents a significant cost savings to the firm.

Solar projects are part of the total renewable energy solution and part of Quality Resource Technologies’ vision.  Quality Resource Technologies has expertise provided by Auburn University and in-house engineering expertise to design, install, and lease solar power systems to commercial and residential customers.  As part of Quality Resource Technologies’ expansion into renewable energy, Quality Resource Technologies, with OPIC financing, is designing a program to bring the solar systems that will  reduce the need to build large fossil fuel using electrical plants in the Caribbean area.  Quality Resource Technologies’ program will sell, install, and lease solar systems to provide electricity during the daylight hours for many commercial and residential communities.  This will help reduce demand during peak use periods and reduce needs to increase output using fossil fuels.  The Program will be designed as a leasing facility.  This will reduce the initial capital cost outlays for end users and make the solar systems more widely available.  The leasing project involves Quality Resource Technologies working with a financial institution that receives loan guarantees from OPIC to support a leasing program.

Larger municipal solar projects are planned to provide energy to the national grid of several Caribbean nations.

Decking and Composite Material

In addition to using composite materials in the construction of shipping containers and housing units, Quality Resource Technologies intends to manufacture and market other goods using these compounds, such as all types of shapes and angles, decking, railing and other construction materials, as standalone retail income generating products.

Raw Materials

The raw materials for our proposed products, shipping containers, housing units and decking and composite materials, can be easily obtained on the open market from providers such as Dow Chemical, Sunoco and other such companies.  Quality Resource Technologies has approached providers and feels confident it can readily obtain the raw materials necessary to produce its products.  Quality Resource Technologies will use recycle ingredients to off-set the cost of virgin materials.

Marketing and Distribution

Our marketing strategy will be to establish a network of independent sales representatives in each of our market sectors.

Research and Development

The founder of Quality Resource Technologies, Inc. has been researching and developing prototypes of the Company’s products for years. Once operations have commenced and financing has been obtained, Quality Resource Technologies, Inc. will establish a research and development department to enhance its products and product lines. The results of that research and development will be contributed to the Company.

Patents

Quality Resource Technologies, Inc. has no patents for its products. Rather it will license intellectual property necessary for its products from the family trust of its founder, James Solano, pursuant to an exclusive license agreement which has not yet been finalized. It is anticipated that once finalized the terms will be favorable to the Company and competitive with similar patent licenses.

Proposed Manufacturing and Fabrication Facilities

Quality Resource Technologies has no manufacturing or fabrication facilities but has identified the following two facilities which it will seek to obtain.

Selma Facility.

Our proposed Selma Facility is a 90,000 square foot, state of the art building on 13 acres located in Selma, Alabama that will be leased by Alliance Composites of Alabama for two years from Louisiana Pacific Corporation.  . The final terms are still being negotiated but it is expected that the lease will be substantially on the following terms:  monthly rental payments of $50,000 and semi-annual payments of $500,000.  Alliance Composites of Alabama is a related party, owned by James Solano, one of our major stockholders, chairman of the board, president, and chief executive officer.  At the end of the lease term, Alliance Composites of Alabama has the option to purchase the Selma facility for $10,750,000 less the semi-annual payments made and 40 percent of monthly rental payments, resulting in a final total purchase option price of $8,270,000.  We do not know if Alliance Composites of Alabama will have the funds or access to financing to be able to exercise the option to purchase that facility.  Without the Selma facility, we would be unable to manufacture our products.  The terms of the lease from Alliance Composites of Alabama to Quality Resource Technologies will be on identical terms to the lease with Louisiana Pacific Corporation. Permission to so sublet will be included in the prime lease with Louisiana Pacific Corporation. That prime lease has not yet been executed. Neither Quality Resource Technologies nor Alliance Composites of Alabama have the necessary funds at the present time to execute and enter into either the prime lease or the sublease.

The lease of the Selma Facility is expected to bring with it the equipment to produce the various shapes and structural members, as well as plastic lumber (composite decking) and quality railing, under the Crystal White Label (CW), the composites that will be used in the manufacture of containers and housing, as well as extrusions used by the different end products sold by Quality Resource Technologies.  There are 11 lines set up for extruding this material and the handling equipment to palletize it.  We also hope to enter into a consignment inventory agreement with Louisiana Pacific Corporation as part of the overall transaction with Louisiana Pacific Corporation with respect to $5.2 million worth of CW finished goods consisting of railing and related accessories inventory.  This product was known as Crystal White Railing and was retailed as a “high-end” composite railing with a 20 year no touch warranty.  From the quality construction to the various strict building codes it meets, this product is superior in comparison to what is currently on the market.

The location of the Selma Facility and its railroad siding affords us access to a large available workforce, well trained in production line and plant supervision and management, as well as Green Transportation.  Many of the original workforce who were highly trained in running these manufacturing lines are still available for re-hire.  It is our plan to sort through and bring back the best trained and right goal minded individuals for an essential turn-key at this plant.

The Selma Facility has been well maintained. We estimate that it well take no longer than 30 days to make the facility operational. This will entail removing the packed grease that has preserved the machinery, cleaning the mechanisms, testing and programming the operational software. The cost of this is estimated to be no more than $25,000.

Humboldt Facility

Alliance Container Systems of Tennessee, owned by James Solano, one of our major stockholders, chairman of the board, president, and chief executive officer, intends to conclude the purchase of a facility located in Humboldt, Tennessee, approximately 60 miles east of Memphis, Tennessee.   Once acquired, the facility will be leased by Quality Resource Technologies, Inc. for a nominal amount.  This facility will be used to fabricate the Company's products.  At this time, neither Quality Resource Technologies, Inc. nor Alliance Container Systems of Alabama have the financing necessary to complete this purchase and there can be no assurance that it will be able to obtain the necessary financing.

The Humboldt Facility is comprised of a 196,000 sq. ft. of floor space on 23 acres, with full railroad siding, which will allow the fabrication and engineering department to fabricate and assemble containers and/or housing units.  It is ideal in numerous ways: easy access to a well trained workforce, rail service, an excellent distribution point location, and the capacity to set up lines to fabricate the housing units and containers.

Competition

Our competition is primarily metal container manufacturers, with respect to its shipping container business, various and varied manufacturers of temporary and pre-fabricated housing units, with respect to it housing unit business and many composite material manufacturers with respect to its decking and composite materials business, each of such competitors in each of such markets, having substantial advantages over Quality Resource Technologies in terms of history, established customer base, financing and marketing potential. Quality Resource Technologies hopes to compete on the basis of innovative quality in respect of its shipping container business, more efficient in terms of shipping assembly and maintenance in respect of its housing units business and price in respect of its decking and composites business.

Government Regulation

Quality Resource Technologies’ business is subject to federal, state and local laws, ordinances and regulations which establish various health and environmental quality standards, and liability related thereto, and provide penalties for violations of those standards.

Shipping Containers:  A prototype of the shipping container proposed to be manufactured by the Company which was developed and produced by James Solano, one of our major stockholders, chairman of the board, president, and chief executive officer has been issued a CSC certification.  To the extent the shipping containers produced by the Company have the same characteristics, it is expected that the Company's containers will similarly obtain a CSC Certification.  This certification is necessary for the marketing of its containers and without CSC Certification the Company will be unable to market its shipping containers.  There can be no assurance that the Company will be able to obtain CSC Certification.

Housing Units:  All housing units, including the housing units to be produced by the Company from its container technology will be subject to local building codes which vary in each jurisdiction in which the housing units are sold.  The Company is confident that its housing units will meet all such building code requirements.  To the extent the housing units cannot meet such local building codes, the Company will be unable to sell housing units in that jurisdiction.

Employees

As of the date of this registration statement, Quality Resource Technologies has seven employees, all of whom are employed at its engineering office.  All of our employees are employed on a full-time basis.  We are not a party to a collective bargaining agreement with our employees and we believe that our relationships with our employees are satisfactory.

Quality Resource Technologies currently anticipates that it will hire additional employees when it begins operations. It does not feel that it will have any difficulty in locating needed employees with the requisite skills.

From time-to-time, Quality Resource Technologies anticipates that it will use the services of independent contractors and consultants to support its business development.  We believe our future success depends in large part upon the continued service of our senior management personnel and our ability to attract and retain highly qualified managerial personnel.

Properties

Quality Resource Technologies’ principal office in Knoxville, Tennessee is leased in six month intervals at a rate of $600.00 per month, in anticipation of moving into the new Humbolt, Tennessee facility.  See also our discussion of the Selma Facility above.

Legal Proceedings

Quality Resource Technologies is not engaged in any litigation, and we are unaware of any claims or complaints that could result in future litigation.  We will seek to minimize disputes with our customers but recognize the inevitability of legal action in today’s business environment as an unfortunate price of conducting business.

Item 1A.  Risk Factors.

This investment has a high degree of risk.  Before you invest you should carefully consider the risks and uncertainties described below and the other information in this registration statement.  If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down.  This means you could lose all or a part of your investment.

Risks Relating to Our Business

We are a development stage company with limited operating history which may not serve as an adequate basis to judge our future prospects and results of operations.

B-L Merger Sub, Inc. was incorporated in Texas on October 23, 2001, and in connection with the Merger, was re-domiciled in Delaware on September 20, 2010 as Quality Resource Technologies, Inc.  We have had minimal operations since inception.  TRQ, Inc. was incorporated as Quality Resource Technologies, Inc. in Delaware on July 22, 2009.  In connection with the Merger, on September 20, 2010, Quality Resource Technologies, Inc. changed its name to TRQ, Inc.  The changes in the names of B-L Merger Sub and Quality Resource Technologies were the result of our desire to continue with the use of the name “Quality Resource Technologies” following the Merger.

We have a brief operating history.  We have had minimal operations.  We will encounter difficulties as an early stage company in the highly competitive market for innovative light-weight fiber reinforced shipping container, storage and housing units.  We could incur net losses in the foreseeable future if we are unable to anticipate market trends and match our product offerings to consumer buying patterns.  We will not offer a set line of products for sale, but constantly evaluate market trends and try to adjust our product offerings to meet consumer wants.  Our business strategy is unproven, and we may not be successful in addressing early stage challenges, such as establishing our position in the market and developing effective marketing of our products.  To implement our business plan, we will be required to obtain additional financing.  We have not yet located additional financing.

Our prospects must be considered speculative, considering the risks, expenses, and difficulties frequently encountered in the establishment of a new business, specifically the risks inherent in developmental stage companies.  We expect to continue to incur significant operating and capital expenditures and, as a result, we expect significant net losses in the future.  It is possible that we will not be able to achieve profitable operations or, if profitability is achieved, that it will be maintained for any significant period, or at all.

We are a development stage company and have limited operating history upon which you can evaluate our business and prospects.  We have yet to develop sufficient experience regarding actual revenues to be received from our proposed products.  You must consider the risks and uncertainties frequently encountered by early stage companies in new and rapidly evolving markets.  If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition will be materially and adversely affected.

An investor in our securities must consider the risks, uncertainties, and difficulties frequently encountered by companies in new and rapidly evolving markets.  The risks and difficulties we face include challenges in accurate financial planning as a result of limited historical data and the uncertainties resulting from having had a relatively limited time period in which to implement and evaluate our business strategies as compared to older companies with longer operating histories.

We may not be successful in the implementation of our business strategy or our business strategy may not be successful, either of which will impede our development and growth.

Our business strategy is to produce innovative light-weight fiber reinforced shipping container, storage and housing units that are lighter and as strong as or stronger than the standard steel containers.  Our ability to implement this business strategy is dependent on our ability to:

•	Predict consumer buying habits;

•	Identify and engage suppliers who will directly ship products;

•	Establish brand recognition and customer loyalty; and

•	Manage growth in administrative overhead costs during the initiation of our business efforts.

We do not know whether we will be able to continue successfully implement our business strategy or whether our business strategy will ultimately be successful.  In assessing our ability to meet these challenges, a potential investor should take into account our lack of operating history and brand recognition, our management’s relative inexperience, the competitive conditions existing in our industry and general economic conditions and consumer discretionary spending habits.  Our growth is largely dependent on our ability to successfully implement our business strategy.  Our revenues may be adversely affected if we fail to implement our business strategy or if we divert resources to a business strategy that ultimately proves unsuccessful.

Our product offerings may not be accepted.

We constantly seek to modify our product offerings to match consumer buying trends.  As is typically the case involving product offerings, anticipation of demand and market acceptance is subject to a high level of uncertainty.  The success of our product offerings primarily depends on the interest of consumers in purchasing our particular assortment of products.  In general, achieving market acceptance for our products will require substantial marketing efforts and the expenditure of significant funds, which we may not have available, to create awareness and demand among consumers.

We have limited financial, personnel and other resources to undertake extensive marketing activities.  Accordingly, we are uncertain as to the acceptance of any of our products or our ability to generate the revenues necessary to remain in business.

We depend on third parties for supplying our products and shipping them directly to consumers.

Though we have agreements in place to lease appropriate fabrication facilities, finalization of such agreements is dependent on obtaining adequate financing. Consequently, we do not currently own or operate any manufacturing or storage facilities and we are currently dependent on third-party suppliers in other locations.  Therefore, we are, and in the future will continue to be, dependent upon our suppliers to ship on a timely basis the products ordered by consumers.  We also rely on our suppliers to comply with any applicable safety standards and state and local regulatory requirements, if any, at competitive prices.

Should our current suppliers be unable or unwilling in the future to meet our needs for any reason, we would have to find replacement product suppliers.  We are uncertain that we would be able to do so, in default of which we would lose sales and marketing credibility as well as our ability to generate revenues.

Our inability to obtain sufficient financing will harm our development and growth strategy.

We will require substantial amounts of working capital to fund our business.  Our currently available funds will not be sufficient to meet our anticipated needs for working capital and capital expenditures through the next 12 months.  It is estimated that we will need approximately $1,000,000 to $2,000,000 in financing to begin operations and sustain the Company for 12 months.  Our anticipation of the time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary as a result of a number of factors, including those described in these Risk Factors and elsewhere in this registration statement.  We are uncertain that additional financing will be available to us on favorable terms when required, or at all.  If we are unable to obtain sufficient additional capital when needed, we could be forced to alter our business strategy, delay or abandon some of our development plans.  Any of these events would harm our business, financial condition and results of operation.  In addition, if we raise additional funds through the issuance of equity, equity-linked or debt securities, such securities may have rights, preferences or privileges senior to those of the rights of our common stock and our stockholders may experience additional dilution.

Risks associated with our ability to manage expansion as a result of acquisitions.

The growth of our business depends in large part on our ability to manage expansion, control costs in our operations.  This strategy will entail reviewing and potentially reorganizing acquired operations, corporate infrastructure and system and financial controls.  Unforeseen expenses, difficulties, complication and delays frequently encountered in connection with the rapid expansion of operations could inhibit our growth and adversely affect our financial condition, results of operations or cash flow.

We may fail to protect adequately our proprietary technology, which would allow competitors to take advantage of our research and development efforts.

Our long-term success largely depends on our ability to market technologically competitive products.  If we fail to obtain or maintain these protections, we may not be able to prevent third parties from using our proprietary rights.  No patents have been yet obtained. The Company will enter into a license agreement with the Trust for the Propitiatory technologies and rely on the Trust and James Solano to provide the safety associated to the protection of the technology.  The currently pending or future patent applications that we license may not result in issued patents.  In the United States, patent applications are confidential until patents issue, and because third parties may have filed patent applications for technology covered by their pending patent applications without our being aware of those applications, our patent applications may not have priority over any patent applications of others.  In addition, the patents that we license may not contain claims sufficiently broad to protect us against third parties with similar technologies or products or provide us with any competitive advantage.  If a third party initiates litigation regarding the patents we license, and is successful, a court could revoke those patents or limit their scope of coverage.  We also rely upon trade secrets, proprietary expertise and continuing technological innovation to remain competitive.  However our trade secrets, expertise and other technology may otherwise become known or be independently discovered by our competitors.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.

A third party may sue us, or one of our strategic collaborators for infringing a third-party’s patent rights.  Likewise, we may need to resort to litigation to enforce patent rights or to determine the scope and validity of third-party proprietary rights.  The cost to us of any litigation or other proceeding relating to intellectual property rights, even if resolved in our favor, could be substantial, and the litigation would divert our management’s efforts.  Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources.  If we do not prevail in this type of litigation, we or our strategic collaborators may be required to pay monetary damages, stop commercial activities relating to the affected products or services, obtain a license in order to continue manufacturing or marketing the affected products or services, or compete in the market with a substantially similar product.  Uncertainties resulting from the initiation and continuation of any litigation could limit our ability to continue some of our operations.  In addition, a court may require that we pay expenses or damages and litigation could disrupt our commercial activities.

We do not own patents essential for our business, but rather intend to license them from an affiliate of our largest stockholder.

We do not own the patents essential to our success, but rather license them from an affiliate of our largest stockholders, James Solano and the Solano Family Trust.  Mr. Solano is also our chairman of the board, president and chief executive officer.  Should the licenses expire, terminate or the technology they represent not be available to us, our business would be materially adversely affected.

We may be liable for product liability claims not covered by insurance.

End users of our products may bring product liability claims against us.  While we will take what we believe are appropriate precautions, we may be unable to avoid significant liability exposure.  We intend to obtain and keep in force product liability insurance; however, such insurance may not be sufficient to protect us from all claims.  In addition, we may be unable to obtain insurance in the future, or we may be unable to do so on acceptable terms.  Any additional insurance we obtain may not provide adequate coverage against any asserted claims.  In addition, regardless of merit or eventual outcome, product liability claims may result in diversion of our management’s time and attention, expenditure of large amounts of cash on legal fees, expenses and payment of damages, decreased demand for our products and services, and injury to our reputation.

Our ability to succeed will depend on research and development.

Our future success will depend on successful research and development and our ability to identify, hire, and retain additional qualified personnel.  Currently, there is significant competition for qualified personnel for our business, and we do not know if we will be able to attract and retain the personnel necessary for the development of our business.

Our proposed Selma, Alabama facility is to be leased by a related party for two years with an option to purchase at the end of the lease.  We do not know if the related party will have the funds or be able to exercise the option to purchase the Selma, Alabama facility.

The composite manufacturing facility in Selma, Alabama which we expect to acquire will be leased by Alliance Composites of Alabama for two years from Louisiana Pacific Corporation for monthly rental payments of $50,000 and semi-annual payments of $500,000, subject to obtaining the necessary financing.  Alliance Composites of Alabama is a related party, owned by James Solano, one of our major stockholders, chairman of the board, president, and chief executive officer.  At the end of the lease term, Alliance Composites of Alabama has the option to purchase the Selma facility for $10,750,000 less the semi-annual payments made and 40 percent of monthly rental payments, resulting in a final total purchase option price of $8,270,000.  We do not know if Alliance Composites of Alabama will have the funds or access to financing to be able to exercise the option to purchase that facility.  Without the Selma facility, we would be unable to manufacture our products.

Our future financial results are uncertain and our operating results may fluctuate, due to, among other things, consumer trends, seasonal fluctuations and market demand.

As a result of our lack of operating history, it is difficult to accurately forecast our revenue and we have little historical financial data upon which to base planned operating expenses.  We base our current and future expense levels on our operating plans and estimates of future expenses.  Our expenses are dependent in large part upon expenses associated with our proposed marketing expenditures and related overhead expenses, and the costs of hiring and maintaining qualified personnel to carry out our respective services.  Sales and operating results are difficult to forecast because they will depend on the growth of our customer base, changes in customer demands based on consumer trends, the degree of utilization of our advertising services as well as the mix of products and services sold.  As a result, we may be unable to make accurate financial forecasts and adjust our spending in a timely manner to compensate for any unexpected revenue shortfall.  This inability could cause our net losses in a given quarter to be greater than expected.

We may encounter substantial competition in our business and failure to compete effectively may adversely affect our ability to generate revenue.

We believe that existing and new competitors will continue to improve their products and introduce new products with competitive price and performance characteristics.  We expect that we will be required to continue to invest in product development and productivity improvements to compete effectively in our markets.  Our competitors could develop a more efficient product or undertake more aggressive and costly marketing campaigns than ours, which may adversely affect our marketing strategies and could have a material adverse effect on our business, results of operations and financial condition.  Important factors affecting our ability to compete successfully include:

•	Sales and marketing promotions;

•	Rapid and effective development of new, unique products;

•	Branded name advertising; and

•	Pricing.

In periods of reduced demand for our products, we can either choose to maintain market share by reducing our selling prices to meet competition or maintain selling prices, which would likely sacrifice market share.  Sales and overall profitability could be reduced in either case.  In addition, competitors may enter our existing markets, or we will be unable to compete successfully against existing or new competition.

We rely on the services of certain key personnel.

Our business relies on the efforts and talents of our chief executive officer, James Solano.  The loss of his services could adversely affect the operations of our business, and could have a very negative impact on our ability to fulfill on our business plan.

We may not be able to hire and retain qualified personnel to support our growth and if we are unable to retain or hire such personnel in the future, our ability to improve our products and implement our business objectives could be adversely affected.

If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected.  Competition for senior management and senior technology personnel is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or senior technology personnel, or attract and retain high-quality senior executives or senior technology personnel in the future.  Such failure could materially and adversely affect our future growth and financial condition.

We may have difficulty in attracting and retaining management and outside independent members to our board of directors as a result of their concerns relating to their increased personal exposure to lawsuits and stockholder claims by virtue of holding these positions in a publicly held company.

The directors and management of publicly traded corporations are increasingly concerned with the extent of their personal exposure to lawsuits and stockholder claims, as well as governmental and creditor claims which may be made against them, particularly in view of recent changes in securities laws imposing additional duties, obligations and liabilities on management and directors.  Due to these perceived risks, directors and management are also becoming increasingly concerned with the availability of directors and officers’ liability insurance to pay on a timely basis the costs incurred in defending such claims.  We currently do carry limited directors and officers’ liability insurance.  Directors and officers’ liability insurance has recently become much more expensive and difficult to obtain.  If we are unable to continue or provide directors and officers’ liability insurance at affordable rates or at all, it may become increasingly more difficult to attract and retain qualified outside directors to serve on our board of directors.

We may lose potential independent board members and management candidates to other companies that have greater directors and officers’ liability insurance to insure them from liability or to companies that have revenues or have received greater funding to date which can offer more lucrative compensation packages.  The fees of directors are also rising in response to their increased duties, obligations and liabilities as well as increased exposure to such risks.  As a company with a limited operating history and resources, we will have a more difficult time attracting and retaining management and outside independent directors than a more established company due to these enhanced duties, obligations and liabilities.

Our future revenues are unpredictable and our quarterly operating results may fluctuate significantly.

We cannot forecast with any degree of certainty whether any of our proposed products will ever generate revenue or the amount of revenue to be generated by any of our proposed products.  In addition, we cannot predict the consistency of our quarterly operating results.  Factors which may cause our operating results to fluctuate significantly from quarter to quarter include:

•	Our ability to attract new and repeat customers;

•	Our ability to keep current with the evolving requirements of our target market;

•	The ability of our competitors to offer new or enhanced products; and

•	Unanticipated delays or cost increases with respect to research and development.

We may fail to establish and maintain strategic relationships.

We believe that the establishment of strategic partnerships will greatly benefit the growth of our business, and we intend to seek out and enter into strategic alliances.  We may not be able to enter into these strategic partnerships on commercially reasonable terms, or at all.  Even if we enter into strategic alliances, our partners may not attract significant numbers of customers or otherwise prove advantageous to our business.  Our inability to enter into new distribution relationships or strategic alliances could have a material and adverse effect on our business.

Legislative actions and potential new accounting pronouncements are likely to impact our future financial position and results of operations.

There have been regulatory changes, including the Sarbanes-Oxley Act of 2002, and there may potentially be new accounting pronouncements or additional regulatory rulings, which will have an impact on our future financial position and results of operations.  The Sarbanes-Oxley Act of 2002 and other rule changes as well as proposed legislative initiatives will increase our general and administrative costs as we will have to incur increased legal and accounting fees to comply with such rule changes.  Further, proposed initiatives are expected to result in changes in certain accounting rules, including legislative and other proposals to account for employee stock options as a compensation expense.  These and other potential changes could materially increase the expenses we report under accounting principles generally accepted in the United States, and adversely affect our operating results.

Acts of terrorism, responses to acts of terrorism and acts of war may impact our business and our ability to raise capital.

Future acts of war or terrorism, national or international responses to such acts, and measures taken to prevent such acts may harm our ability to raise capital or our ability to operate, especially to the extent we depend upon activities imports from foreign countries.  In addition, the threat of future terrorist acts or acts of war may have effects on the general economy or on our business that are difficult to predict.  We are not insured against damage or interruption of our business caused by terrorist acts or acts of war.

Anti-takeover provisions may impede the acquisition of Quality Resource Technologies.

Certain provisions of the Delaware General Corporation Law have anti-takeover effects and may inhibit a non-negotiated merger or other business combination.  These provisions are intended to encourage any person interested in acquiring Quality Resource Technologies to negotiate with, and to obtain the approval of, our board of directors in connection with such a transaction.  As a result, certain of these provisions may discourage a future acquisition of Quality Resource Technologies, including an acquisition in which the stockholders might otherwise receive a premium for their shares.

Risks Relating to Our Stock

James Solano, our other executive officers and the Solano Family Trust own 90 percent of our common stock.  This concentration of ownership could discourage or prevent a potential takeover of Quality Resource Technologies that might otherwise result in your receiving a premium over the market price for your common stock.

James Solano, our other executive officers and the Solano Family Trust own in the aggregate 13,500,000 shares of our common stock, which represent 90 percent of our issued and outstanding common stock as of the date of this registration statement.  The result of the ownership of our common stock by the Solano family is that it has voting control on all matters submitted to our stockholders for approval and is able to control our management and affairs, including extraordinary transactions such as mergers and other changes of corporate control, and going private transactions.  Additionally, this concentration of voting power could discourage or prevent a potential takeover of Quality Resource Technologies that might otherwise result in your receiving a premium over the market price for your common stock.

If we become a publicly traded company, in the event that your shares become free-trading, our common stock will most likely be thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

If our shares become publicly traded, our common stock will be sporadically or “thinly-traded” on the Pink Sheets, and possibly on the OTCBB, meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or nonexistent.  This situation will be attributable to a number of factors, including the fact that we are a small company which will be relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable.

As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a mature issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.  It is possible that a broader or more active public trading market for our common stock will not develop or be sustained, or that trading levels will not continue.

Even if our shares become publicly traded, your shares may not be “free-trading.”

Investors should understand that their shares of our common stock will not become “free-trading” merely because Quality Resource Technologies is a publicly-traded company.  In order for the shares to become “free-trading,” the shares must be registered, or entitled to an exemption from registration under applicable law.  See “Shares Eligible for Future Sale.”

If our shares become publicly traded, the market price for our common stock will most likely be particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of net revenues which could lead to wide fluctuations in our share price.  The price at which you purchase our common stock may not be indicative of the price that will prevail in the trading market.

If our shares become publicly traded, the market for our common stock will most likely be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future.  As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction.  The price for our shares could, for example, decline precipitously in the event that a large number of shares of our common stock are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price.

Secondly, we will most likely be a speculative or “risky” investment due to the nature of our innovative products.  As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

You may be unable to sell your common stock at or above your purchase price, which may result in substantial losses to you.

If our shares become publicly traded, the following factors may add to the volatility in the price of our common stock: actual or anticipated variations in our quarterly or annual operating results; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments; and additions or departures of our key personnel.  Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance.  We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain the current market price, or as to what effect the sale of shares or the availability of common stock for sale at any time will have on the prevailing market price.

If our shares become publicly traded, volatility in our common stock price may subject Quality Resource Technologies to securities inquiries.

If our shares become publicly traded, the market for our common stock will most likely be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price would be more volatile than a seasoned issuer for the indefinite future.  In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities.  We may in the future be the target of similar litigation.  Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

We may need to raise additional capital.  If we are unable to raise necessary additional capital, our business may fail or our operating results and our stock price may be materially adversely affected.

Because we are a newly operational company, we need to secure adequate funding through equity or debt offerings, which may reduce the value of our outstanding securities.  We may be unable to secure additional financing on favorable terms or at all.

Selling additional stock, either privately or publicly, would dilute the equity interests of our stockholders.  If we borrow more money, we will have to pay interest and may also have to agree to restrictions that limit our operating flexibility.  If we are unable to obtain adequate financing, we may have to curtail our operations and our business would fail.

Our issuance of additional common stock in exchange for services or to repay debt would dilute your proportionate ownership and voting rights and could have a negative impact on the market price of our common stock.

Our board of directors may generally issue shares of common stock to pay for debt or services, without further approval by our stockholders based upon such factors as our board of directors may deem relevant at that time.  It is likely that we will issue additional securities to pay for services and reduce debt in the future.  It is possible that we will issue additional shares of common stock under circumstances we may deem appropriate at the time.

The elimination of monetary liability against our directors, officers and employees under our certificate of incorporation and the existence of indemnification rights for our directors, officers and employees may result in substantial expenditures by Quality Resource Technologies and may discourage lawsuits against our directors, officers and employees.

Our certificate of incorporation contains provisions which eliminate the liability of our directors for monetary damages to Quality Resource Technologies and our stockholders.  Our bylaws also require us to indemnify our officers and directors.  We may also have contractual indemnification obligations under our agreements with our directors, officers and employees.  The foregoing indemnification obligations could result in Quality Resource Technologies incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees, which we may be unable to recoup.  These provisions and resultant costs may also discourage Quality Resource Technologies from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit Quality Resource Technologies and our stockholders.

Absence of dividends.

We have never paid or declared any dividends on our common stock.  Likewise, we do not anticipate paying, in the near future, dividends or distributions on our common stock.  Any future dividends will be declared at the discretion of our board of directors and will depend, among other things, on our earnings, our financial requirements for future operations and growth, and other facts as we may then deem appropriate.

Our directors have the right to authorize the issuance of additional shares of our common stock.

Our directors, within the limitations and restrictions contained in our certificate of incorporation and without further action by our stockholders, have the authority to issue shares of common stock from time to time.  Should we issue additional shares of our common stock at a later time, each investor’s ownership interest in our stock would be proportionally reduced.  No investor will have any preemptive right to acquire additional shares of our common stock, or any of our other securities.

If our shares become publicly traded and our shares are traded on the OTCBB, and we fail to remain current in our reporting requirements, we could be removed from the OTCBB, which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the OTC Bulletin Board must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and must be current in their reports under Section 13 of the Exchange Act, in order to maintain price quotation privileges on the OTC Bulletin Board.  If our shares become publicly traded and our shares are traded on the OTC Bulletin Board, and we fail to remain current in our reporting requirements, we could be removed from the OTC Bulletin Board.  As a result, the market liquidity for our securities could be adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

If our shares become publicly traded, our common stock will most likely be subject to the “penny stock” rules of the Securities and Exchange Commission, and the trading market in our common stock will be limited, which would make transactions in our stock cumbersome and may reduce the investment value of our stock.

If our shares become publicly traded, our shares of common stock will most likely be “penny stocks” because they most likely will not be registered on a national securities exchange or listed on an automated quotation system sponsored by a registered national securities association, pursuant to Rule 3a51-1(a) under the Exchange Act.  For any transaction involving a penny stock, unless exempt, the rules require:

•	That a broker or dealer approve a person’s account for transactions in penny stocks; and

•	That the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market, which, in highlight form:

•	Sets forth the basis on which the broker or dealer made the suitability determination; and

•	That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules.  This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.  Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The market for penny stocks has suffered in recent years from patterns of fraud and abuse.

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse.  Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	Boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced salespersons;

•	Excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and

•
The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequential investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market.  Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, if our shares become publicly traded, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.  The occurrence of these patterns or practices could increase the volatility of our share price.

Quality Resource Technologies is classified as a “shell company” under the Exchange Act.

Quality Resource Technologies is a “shell company” as defined by Rule 12b-2 promulgated under the Exchange Act.  Accordingly, the securities which we may issue can only be resold through registration under the Securities Act, Section 4(1) of the Securities Act, if available, for non-affiliates, or by meeting the conditions of Rule 144(i) promulgated under the Securities Act.

A “shell company” means a registrant, other than an asset-backed issuer, that has:

•	No or nominal operations; and

•	Either, (i) no or nominal assets; (ii) assets consisting solely of cash and cash equivalents; or (iii) assets consisting of any amount of cash and cash equivalents and nominal other assets.

The provisions of Rule 144(i) providing for the six-month holding period are not available for the resale of securities initially issued by a “shell company.”

Notwithstanding paragraph (i)(1) of Rule 144, if the issuer of the securities previously had been an issuer described in paragraph (i)(1)(i) but has ceased to be an issuer described in paragraph (i)(1)(i); is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; has filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports, and has filed current “Form 10 information” with the SEC reflecting its status as an entity that is no longer an issuer described in paragraph (i)(1)(i), then those securities may be sold subject to the requirements of Rule 144 after one year has elapsed from the date that the issuer filed “Form 10 information” with the SEC.

The term “Form 10 information” means the information that is required by SEC Form 10, to register under the Exchange Act each class of securities being sold under Rule 144.  The Form 10 information is deemed filed when the initial filing is made with the SEC.

In order for Rule 144 to be available, Quality Resource Technologies must have certain information publicly available.  We plan to publish information necessary to permit transfer of shares of our common stock in accordance with Rule 144 of the Securities Act.

Special Note Regarding Forward-Looking Statements

In this registration statement, we make a number of statements, referred to as “forward-looking statements” which are intended to convey our expectations or predictions regarding the occurrence of possible future events or the existence of trends and factors that may impact our future plans and operating results.  We note, however, that these forward-looking statements are derived, in part, from various assumptions and analyses we have made in the context of our current business plan and information currently available to Quality Resource Technologies and in light of our experience and perceptions of historical trends, current conditions and expected future developments and other factors we believe to be appropriate under the circumstances.

You can generally identify forward-looking statements through words and phrases such as “seek,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “budget,” “project,” “may be,” “may continue,” “may likely result,” and similar expressions.  When reading any forward-looking statement you should remain mindful that all forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of Quality Resource Technologies, and that actual results or developments may vary substantially from those expected as expressed in or implied by that statement for a number of reasons or factors, including those relating to:

•	Whether or not markets for our proposed products develop and, if they do develop, the pace at which they develop;

•	Our ability to attract and retain qualified personnel to implement our growth strategies;

•	Our ability to fund our financing needs;

•	Competitive factors;

•	General economic conditions;

•	Changes in our business plan and corporate strategies; and

•	Other risks and uncertainties discussed in greater detail in the sections of this registration statement, including those captioned “Risk Factors” and “Business.”

Each forward-looking statement should be read in context with, and with an understanding of, the various other disclosures concerning Quality Resource Technologies and our business made elsewhere in this registration statement.  You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments.  We are not obligated to update or revise any forward-looking statement contained in this registration statement to reflect new events or circumstances unless and to the extent required by applicable law.

Item 2.   Financial Information.

This section of the registration statement includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance.  Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events.  You should not place undue certainty on these forward-looking statements, which apply only as of the date of this registration statement.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Limited operating history; need for additional capital

There is no historical financial information about us upon which to base an evaluation of our performance.  We are a start-up (development stage) company and have not generated significant revenues.  We have no assurance that we will be successful in our business operations.  Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price and cost increases in services and products.  If we cannot generate sufficient revenues to continue operations, we will suspend or cease operations.  If we cease operations, we do not know what we will do and we do not have any plans to do anything else.

We have no assurance that future financing will be available to us on acceptable terms.  If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations.  Equity financing could result in additional dilution to our existing stockholders.

We believe that there is a trend in the container industry to reduce weight of the containers to save on shipping costs.  In addition, waste transportation requires containers that provide a minimum of leakage.  We believe the shipping containers we produce will be compatible with this trend.

Likewise the trend in the temporary and permanent housing unit market is for speed in installation, ease of maintenance and competitive cost.  We believe the housing units we produce will be compatible with this trend.

The most significant uncertainty is whether the market will accept our products which, being made from composites, is a break from the traditional materials used in competitive products.

Results of operations for Quality Resources Technology, Inc. (formerly B-L Merger Sub, Inc.)

Quality Resource Technologies, Inc. has had very little activity since inception.  There have been no revenues and expenses for the years ended December 31, 2009 and 2008 and the nine months ended September 30, 2010 and 2009.

Results of operations for TRQ (formerly Quality Resource Technology, Inc.)

From July 22, 2009 (Inception) to June 30, 2010.

We earned $22,330 in commission revenue from inception to June 30, 2010.  This revenue resulted from commissions earned on the sale of consigned products.

Since inception to June 30, 2010, we incurred $90,275 of operating expenses, consisting primarily of professional services of $73,116, travel and auto expenses of $4,885, management fee expense of $4,000, computer and office expenses of $2,061 and insurance of $1,284.

Our net loss was $67,945.

For the Six Months Ended December 31, 2010 Compared to the Period from July 22, 2009 (Inception) to December 31, 2009.

We earned $15,972 in commission revenue for the six months ended December 31, 2010 compared to $0 for the period from July 22, 2009 (inception) to December 31, 2009.  This revenue resulted from commissions earned on the sale of consigned products.

For the six months ended December 31, 2010, we incurred $84,169 of operating expenses.  This compares to $46,178 of operating expenses for the period from July 22, 2009 (inception) to December 31, 2009.

Our net loss for the six months ended December 31, 2010 was $68,197 compared to $46,178 for the period from July 22, 2009 (inception) to December 31, 2009.

Liquidity and capital resources

At inception, TRQ issued 100 shares of common stock to our sole officer and director for services rendered with a value of $1,000.

As of December 31, 2010, our total assets were $4,743 and our total liabilities were $139,885.  As of June 30, 2010, our total assets were $4,462 and our total liabilities were $71,407.  As of December 31, 2010 and June 30, 2010, we had cash of $25 and $4,195, respectively.

During the period from inception to December 31, 2010, we used $3,941 of cash from operating activities.  We also used $496 from investing activities through employee advances.

Item 3.  Properties.

See Item 1, above.

Item 4.  Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth, following the Effective Date of the Merger, information concerning ownership of Quality Resource Technologies securities by:

•	Each person who will beneficially own more than five percent of the outstanding shares of the Quality Resource Technologies common stock;

•	Each of the Quality Resource Technologies directors;

•	Each of the Quality Resource Technologies named executive officers; and

•	All of the Quality Resource Technologies directors and officers as a group.

Name and Address of Beneficial Owner (1)	Common Stock Beneficially Owned (2) NumberPercent
James Solano	2,250,000	15.0
Louis S. Kraft	125,000	0.8
Ernest Zavoral	125,000	0.8
Norman Ponder	200,000	1.3
Robert L. Knauss (4)	180,410	1.2
Ingrid Solano	25,000	0.2
All directors and officers as a group (six persons)	2,905,410	19.4
Solano Family Trust (3)	10,500,000	70.0
Baltic International USA, Inc. and shareholders (4)	1,319,590	8.8

(1)
Unless otherwise indicated, the address for each of these shareholders is c/o Quality Resource Technologies, Inc., 448 North Cedar Bluff Road, Knoxville, Tennessee 37923.  Also, unless otherwise indicated, each person named in the table above has the sole voting and investment power with respect to his shares of the Quality Resource Technologies common stock beneficially owned.

(2)
Beneficial ownership is determined in accordance with the rules of the SEC.  As of the Effective Date of the Merger, there were 15,000,000 shares of the Quality Resource Technologies common stock issued and outstanding.

(3)
Bruce Caputo is the Trustee of the Solano Family Trust.  As a result, Mr. Caputo is able to influence all matters requiring stockholder approval including the election of directors, merger or consolidation and the sale of all or substantially all of our assets.  This concentration of ownership may delay, deter or prevent acts that would result in a change of control, which in turn could reduce the market price of our common stock.  The shares held by James Solano and Ingrid Solano are not reflected in the shares held by the Solano Family Trust.

(4)
Baltic International USA, Inc. has retained approximately 21% of the 1,500,000 shares of Quality Resource Technologies common stock following the Spin-Off as described in this registration statement.  The remaining approximately 79% of the 1,500,000 shares of the Quality Resource Technologies common stock are held by approximately 1,000 Baltic shareholders, including 180,410 shares distributed to Robert L. Knauss, one of our directors.  The address for Baltic is 6002 Rogerdale Road, Suite 500, Houston, Texas 77072.

Other than as stated herein, there are no arrangements or understandings, known to us, including any pledge by any person of our securities:

•	The operation of which may at a subsequent date result in a change in control of the registrant; or

•	With respect to the election of directors or other matters.

Item 5.  Directors and Executive Officers.

Executive Officers and Directors of Quality Resource Technologies

The following table sets forth information concerning the directors and executive officers of Quality Resource Technologies as of the date of this registration statement:

Name	Age	Position(s)	Position(s) Held Since
James Solano	67	Chairman of the Board, President and Chief Executive Officer	2010
Louis S. Kraft	48	Chief Financial Officer and Secretary	2010
Ernest Zavoral	51	Chief Operating Officer	2010
Norman Ponder	71	Vice President, Marketing	2010
Robert L. Knauss	79	Director	2010
Ingrid Solano	30	Director	2010

The members of Quality Resource Technologies’ board of directors are subject to change from time to time by the vote of the stockholders at special or annual meetings to elect directors.  The number of the directors may be fixed from time to time by resolution duly passed by our board, which has fixed the number of our directors at four.

Each director will hold office for the term for which elected and until his successor is elected and qualified or until his earlier death, resignation or removal.  Vacancies and newly created directorships resulting from any increase in the number of authorized directors may generally be filled by a majority of the directors then remaining in office.  The directors elect officers annually.  Ingrid Solano is the daughter of James Solano.  Otherwise, there are no family relationships among Quality Resource Technologies’ directors and officers.

We may employ additional management personnel, as our board of directors deems necessary.  We have not identified or reached an agreement or understanding with any other individuals to serve in management positions, but do not anticipate any problem in employing qualified staff.

A description of the business experience during the past several years for Quality Resource Technologies’ directors and executive officer is set forth below.

James Solano has 30 years experience managing a wide range of professional sales and marketing operations in the government procurement and waste management/logistics industries.  For 15 years, he was president of Aerodyne Systems Engineering Ltd. specializing in advanced design helicopters and logistical solutions in foreign countries.  From 1990 to 1993, he managed Allied/Star Recycling in New York where he tripled the business with municipal contracts, state agency agreements and significant private recycling programs.  In 1993 he founded Quality Resource Recovery Corporation (“QRRC”) a waste management/logistics company that designed integrated systems for government, corporations, transporters, processors, recyclers and/or end users.  Mr. Solano also acted as the mergers and acquisition and Green Field developer to a public company that is today the second largest waste company in the world, Allied Waste Industries.  During the last five years, Mr. Solano has been devoted to founding and positioning Quality Resource Technologies.  His education includes Business Management (State University of New York), Financial Administration-Cost Analysis (Wharton School of Finance) and additional courses in Management, Law and Environmental Engineering.  He was a board member of The American Foreign Policy Institute, The Hazardous Materials Control Institute, and The New York Disaster Preparedness Commission.  Mr. Solano has traveled and worked internationally with over 80 governments.

Louis S. Kraft brings over 20 years experience in financial accounting and operations control experience.  He began his career in the waste metal business with Naporano Iron and Metal Co. in Newark, New Jersey, 1986-1989.  After installing major control changes he was recruited into plastic container blow molding business with Continental Can Co.  From 1989-1993, he was responsible for several plant locations in New Jersey.  He later moved into the transportation industry working closely with Petro Stopping Centers/Pilot Travel Centers (1994-2008).  He was recruited and relocated by Pilot Travel Centers as a director to form and operate a new 125 unit division of Truck Care Centers on existing Pilot Travel Centers' properties.  Since 2008, Mr Kraft has been working with Mr. Solano in various business ventures, including preparing the business plan for the Company and the prototypes of the products the Company intends to produce.

Ernest Zavoral worked for 10 years in the surface coal mining industry for Adobe Oil and Gas as Special Projects Manager in 1979-1988.  He was responsible for setup of complete projects from permitting to hiring of staff and ordering equipment.  From 1988 to 1991, Mr. Zavoral worked with Browning Ferris Industries as Regional Operations Manager, overseeing landfill operations in five states.  From 1991 through 1995, Mr. Zavoral worked with a group developing landfills and transfer stations east of the Mississippi and then selling the developed projects to the major waste management companies.  From 1996 to present, Mr. Zavoral worked with a consumer product marketing company with over $130 million in sales and with international distribution and marketing responsibilities in six countries.

Norman Ponder has over 30 years experience in all aspects of construction, waste industry, equipment sales and real estate development.  He is a professional engineer and manages our research and development facility.  He has personally worked with Mr. Solano since 1999.

Robert L. Knauss has served as Chairman of the Board of Baltic International USA, Inc. since its inception in March 1991, and as Chief Executive Officer from January 1994 to February 2010.  Baltic is one of our stockholders and was responsible for the Spin-Off to our stockholders.  Mr. Knauss currently serves as an Independent Director on the Boards of the Equus Total Return Inc., The Mexico Fund, XO Holdings, and Westpoint International.  He previously served as Chairman of Philip Services Corporation from 1998 to 2000 and from 2002 to 2003, and as a Director of Seitel Inc. from June 2002 to June 2004.  Mr. Knauss also previously served as the Dean of the University of Houston Law Center, and of the Vanderbilt University Law School.  Mr. Knauss holds a JD from the University of Michigan, and BA from Harvard College.

Ingrid Solano graduated from Bryn Mawr College in 2002.  During her college education she participated in several internships in the waste management industry.  For several years she worked on medical research and network management at the Hospital of the University of Pennsylvania.  Ms. Solano managed and maintained the Philadelphia Corporate Office where she oversaw all Marketing campaigns for corporate and government.  Ms. Solano is the daughter of James Solano.  For the last five years, she has been pursuing a PhD degree, while assisting her father, Mr Solano, in the development of the business plan for the Company.

Committees of the Board

We do not currently have an Audit, Executive, Finance, Compensation, or Nominating Committee, or any other committee of the board of directors.  However, Quality Resource Technologies has adopted charters for these committees, in the event that we elect to implement them.  Copies of the charters for each proposed committee will be filed with the Form 10 registration statement as exhibits.

The responsibilities of these committees are fulfilled by the Quality Resource Technologies’ board of directors and all of our directors participate in such responsibilities, none of whom is “independent” as defined under Rule 4200(a)(15) of the NASD’s listing standards described below, as Quality Resource Technologies’ financial constraints have made it extremely difficult to attract and retain qualified independent board members.  In addition, Quality Resource Technologies does not currently have an “audit committee financial expert” as such term is defined in the Securities Act.  Since Quality Resource Technologies does not have any of the subject committees, Quality Resource Technologies’ entire board of directors participates in all of the considerations with respect to Quality Resource Technologies’ audit, compensation and nomination deliberations.

Rule 4200(a)(15) of the NASD’s listing standards defines an “independent director” as a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  The following persons shall not be considered independent:

•	A director who is, or at any time during the past three years was, employed by the company;

•
A director who accepted or who has a Family Member who accepted any compensation from the company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following: (i) compensation for board or board committee service; (ii) compensation paid to a Family Member who is an employee (other than as an executive officer) of the company; or (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation.  Provided, however, that in addition to the requirements contained in this paragraph, audit committee members are also subject to additional, more stringent requirements under Rule 4350(d).

•	A director who is a Family Member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer;

•
A director who is, or has a Family Member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which the company made, or from which the company received, payments for property or services in the current or any of the past three fiscal years that exceed five percent of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following: (i) payments arising solely from investments in the company’s securities; or (ii) payments under non-discretionary charitable contribution matching programs.

•
A director of the issuer who is, or has a Family Member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the issuer serve on the compensation committee of such other entity; or

•
A director who is, or has a Family Member who is, a current partner of the company’s outside auditor, or was a partner or employee of the company’s outside auditor who worked on the company’s audit at any time during any of the past three years.

We hope to add qualified independent members of Quality Resource Technologies’ board of directors at a later date, depending upon our ability to reach and maintain financial stability.

Audit Committee

The entire board of directors performs the functions of an audit committee, but no written charter governs the actions of the board when performing the functions of what would generally be performed by an audit committee.  The board approves the selection of Quality Resource Technologies’ independent accountants and meets and interacts with the independent accountants to discuss issues related to financial reporting.  In addition, the board reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants our annual operating results, considers the adequacy of our internal accounting procedures and considers other auditing and accounting matters including fees to be paid to the independent auditor and the performance of the independent auditor.

Nomination Committee

The size of our board, at this time, does not require a separate nominating committee.  When evaluating director nominees, Quality Resource Technologies’ directors consider the following factors:

•	The appropriate size of Quality Resource Technologies’ board of directors;

•	Quality Resource Technologies’ needs with respect to the particular talents and experience of Quality Resource Technologies’ directors;

•
The knowledge, skills and experience of nominees, including experience in finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the board;

•	Experience in political affairs;

•	Experience with accounting rules and practices; and

•	The desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new board members.

Our goal is to assemble a board that brings together a variety of perspectives and skills derived from high quality business and professional experience.  In doing so, the board will also consider candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the board may also consider such other factors as it may deem are in Quality Resource Technologies’ best interests as well as our stockholders.  In addition, the board identifies nominees by first evaluating the current members of the board willing to continue in service.  Current members of the board with skills and experience that are relevant to Quality Resource Technologies’ business and who are willing to continue in service are considered for re-nomination.  If any member of the board does not wish to continue in service or if the board decides not to re-nominate a member for re-election, the board then identifies the desired skills and experience of a new nominee in light of the criteria above.  Current members of the board are polled for suggestions as to individuals meeting the criteria described above.  The board may also engage in research to identify qualified individuals.  To date, Quality Resource Technologies has not engaged third parties to identify or evaluate or assist in identifying potential nominees, although Quality Resource Technologies reserve the right in the future to retain a third party search firm, if necessary.  The board does not typically consider stockholder nominees because it believes that its current nomination process is sufficient to identify directors who serve Quality Resource Technologies’ best interests.

Section 16(a) Beneficial Ownership Reporting Compliance

Following the effective date of the Form 10 registration statement described in this registration statement, under Section 16(a) of the Exchange Act, the directors and certain of the officers, and persons holding more than 10 percent of Quality Resource Technologies’ common stock will be required to file forms reporting their beneficial ownership of Quality Resource Technologies’ common stock and subsequent changes in that ownership with the Securities and Exchange Commission.  Such persons will also be required to furnish management with copies of all forms so filed.

Communication with Directors

Stockholders and other interested parties may contact any of our directors by writing to them at Quality Resource Technologies, Inc., 448 North Cedar Bluff Road, Knoxville, Tennessee 37923, Attention: Corporate Secretary.

Quality Resource Technologies’ board has approved a process for handling letters received by Quality Resource Technologies and addressed to any of our directors.  Under that process, the Secretary reviews all such correspondence and regularly forwards to the directors a summary of all such correspondence, together with copies of all such correspondence that, in the opinion of the Secretary, deal with functions of the board or committees thereof or that he otherwise determines requires their attention.  Directors may at any time review a log of all correspondence received by Quality Resource Technologies that is addressed to members of the board and request copies of such correspondence.

Conflicts of Interest

From time to time, one or more of Quality Resource Technologies’ affiliates may form or hold an ownership interest in and/or manage other businesses both related and unrelated to the type of business that Quality Resource Technologies own and operate.  These persons expect to continue to form, hold an ownership interest in and/or manage additional other businesses which may compete with Quality Resource Technologies with respect to operations, including financing and marketing, management time and services and potential customers.  These activities may give rise to conflicts between or among the interests of Quality Resource Technologies and other businesses with which Quality Resource Technologies’ affiliates are associated.  Quality Resource Technologies’ affiliates are in no way prohibited from undertaking such activities, and neither Quality Resource Technologies nor its stockholders will have any right to require participation in such other activities.

Further, because Quality Resource Technologies intends to transact business with some of its officers, directors and affiliates, as well as with firms in which some of its officers, directors or affiliates have a material interest, potential conflicts may arise between the respective interests of Quality Resource Technologies and these related persons or entities.  Quality Resource Technologies believes that such transactions will be effected on terms at least as favorable to Quality Resource Technologies as those available from unrelated third parties.

With respect to transactions involving real or apparent conflicts of interest, Quality Resource Technologies has adopted policies and procedures which require that: (i) the fact of the relationship or interest giving rise to the potential conflict be disclosed or known to the directors who authorize or approve the transaction prior to such authorization or approval, (ii) the transaction be approved by a majority of our disinterested outside directors, and (iii) the transaction be fair and reasonable to Quality Resource Technologies at the time it is authorized or approved by our directors.

Code of Ethics for Senior Executive Officers and Senior Financial Officers

Quality Resource Technologies has adopted a Code of Ethics for Senior Executive Officers and Senior Financial Officers that applies to its president, chief executive officer, chief operating officer, chief financial officer, and all financial officers, including the principal accounting officer.  The code provides as follows:

•
Each officer is responsible for full, fair, accurate, timely and understandable disclosure in all periodic reports and financial disclosures required to be filed by Quality Resource Technologies with the Securities and Exchange Commission or disclosed to Quality Resource Technologies’ stockholders and/or the public.

•
Each officer shall immediately bring to the attention of the audit committee, or disclosure compliance officer, any material information of which the officer becomes aware that affects the disclosures made by Quality Resource Technologies in its public filings and assist the audit committee or disclosure compliance officer in fulfilling its responsibilities for full, fair, accurate, timely and understandable disclosure in all periodic reports required to be filed with the Securities and Exchange Commission.

•
Each officer shall promptly notify Quality Resource Technologies’ general counsel, if any, or the president or chief executive officer as well as the audit committee of any information he may have concerning any violation of our Code of Business Conduct or Code of Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in Quality Resource Technologies’ financial reporting, disclosures or internal controls.

•
Each officer shall immediately bring to the attention of our general counsel, if any, the president or the chief executive officer and the audit committee any information he may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to Quality Resource Technologies and the operation of our business, by Quality Resource Technologies or any of its agents.

•
Any waiver of this Code of Ethics for any officer must be approved, if at all, in advance by a majority of the independent directors serving on Quality Resource Technologies’ board of directors.  Any such waivers granted will be publicly disclosed in accordance with applicable rules, regulations and listing standards.

Quality Resource Technologies has posted a copy of its Code of Ethics on its website at www.qualrestech.com.  Quality Resource Technologies will provide to any person without charge, upon request, a copy of its Code of Ethics.  Any such request should be directed to our corporate secretary at 448 North Cedar Bluff Road, Knoxville, Tennessee 37923, telephone (888) 308-1765, or by email info@qualrestech.com.  The information contained in the Quality Resource Technologies website shall not constitute part of this registration statement.

Quality Resource Technologies principal executive offices are located at 448 North Cedar Bluff Road, Knoxville, Tennessee 37923.  Our email address is qualityresourcetech@gmail.com.

Summary of Cash and Certain Other Compensation

At present, Quality Resource Technologies has only two executive officers.  The compensation program for future executives will consist of three key elements which will be considered by a compensation committee to be appointed:

•	A base salary;

•	A performance bonus; and

•	Periodic grants and/or options of our common stock.

Base Salary.  Quality Resource Technologies chief executive officer and all other senior executive officers receive compensation based on such factors as competitive industry salaries, a subjective assessment of the contribution and experience of the officer, and the specific recommendation by our chief executive officer.

Performance Bonus.  A portion of each officer’s total annual compensation is in the form of a bonus.  All bonus payments to officers must be approved by our compensation committee based on the individual officer’s performance and company performance.

Stock Incentive.  Stock options are granted to executive officers based on their positions and individual performance.  Stock options provide incentive for the creation of stockholder value over the long term and aid significantly in the recruitment and retention of executive officers.  The compensation committee considers the recommendations of the chief executive officer for stock option grants to executive officers (other than the chief executive officer) and approves, disapproves or modifies such recommendation.  See “Market Price of and Dividends on our Common Equity and Related Stockholder Matters - Securities Authorized for Issuance under Equity Compensation Plans.”

Compensation to our officers and employees will be paid only when we have sufficient funds for that purpose.  At present, we do not possess such funds.

Summary Compensation Table

The following table sets forth, for the last two fiscal years, the compensation earned for services rendered in all capacities by Quality Resource Technologies’ chief executive officer, chief financial officer and the other highest-paid executive officers serving as such at June 30, 2010 whose compensation for that fiscal year was in excess of $100,000.  The individuals named in the table will be hereinafter referred to as the “Named Officers.”  No other executive officers received compensation in excess of $100,000 during fiscal year 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
James Solano (1)	2010	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Louis Kraft (2)	2010	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
__________
(1)	As a result of the Merger, Mr. Solano became the chief executive officer of Quality Resource Technologies. See “Business – The Merger.”
(2)	As a result of the Merger, Mr. Kraft became the chief financial officer of Quality Resource Technologies. See “Business – The Merger.”

Outstanding Equity Awards at Fiscal Year-End

The following table provides information for each of Quality Resource Technologies’ named executive officers as of the end of the last completed fiscal year, June 30, 2010:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
James Solano (1)	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Louis Kraft (3)	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
__________
(1)	Quality Resource Technologies’ chief executive officer. As a result of the Merger, Mr. Solano became the chief executive officer of Quality Resource Technologies. See “Business – The Merger.”
(2)	Quality Resource Technologies’ current chief financial officer. As a result of the Merger, Mr. Kraft became the chief financial officer of Quality Resource Technologies. See “Business – The Merger.”

Director Compensation

The following table provides concerning the compensation of Quality Resource Technologies’ directors as of the end of the last completed fiscal year, June 30, 2010:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James Solano	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Robert L. Knauss	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Ingrid Solano	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Employment Agreements

As of the date of this registration statement, Quality Resource Technologies does not have any employment agreements with its employees.

Item 6.   Executive Compensation.

See Item 5, above.

Item 7.  Certain Relationships and Related Transactions, and Director Independence.

Mr. Solano owns Alliance Composites of Alabama which will be the entity that leases the Selma Facility from Louisiana Pacific Corporation and will lease the facility to the Company.  Mr. Solano also owns Alliance Container Systems of  Tennessee  which will own the Humboldt Facility and lease it to the Company for a nominal amount.

Other than as described herein, none of our directors or executive officers, nor any person who beneficially owns, directly or indirectly, shares carrying more than five percent of the voting rights attached to all of our outstanding shares, nor any members of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the foregoing persons has any material interest, direct or indirect, in any transaction over the last two years or in any presently proposed transaction which, in either case, has or will materially affect us.  Due to the Merger, several of our officers and directors received shares of our common stock.  See “Business – The Merger” in Item 1, above.

Item 8.  Legal Proceedings.

See Item 1, above.

Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Prior to this offering, there has been no market for our common stock, and a liquid trading market for our common stock may not develop or be sustained after this registration statement is declared effective by the SEC.  As of the date of this registration statement, Quality Resource Technologies has no outstanding options or warrants to purchase, or securities convertible into, common stock, although Quality Resource Technologies may do so in the future.  Quality Resource Technologies is registering 1,180,788 shares of common stock through the filing of this registration statement.  All shares of the Quality Resource Technologies common stock received by the TRQ Stockholders under the Plan of Merger are restricted in their resale as provided in the Securities Act.  No shares of common stock are being publicly offered by Quality Resource Technologies as of the date of this registration statement.

Item 10.   Recent Sales of Unregistered Securities.

See Item 1, above.

Item 11.   Description of Registrant’s Securities to be Registered.

The authorized capital stock of Quality Resource Technologies consists of 200,000,000 shares of common stock, $0.01 par value per share (the “common stock”) and 10,000,000 shares of preferred stock, $0.01 par value per share (the “preferred stock”).  As of the date of this registration statement, 15,000,000 shares of the Quality Resource Technologies’ common stock were issued and outstanding.  No shares of our preferred stock are issued and outstanding.

The following description of certain matters relating to Quality Resource Technologies securities is a summary and is qualified in its entirety by the provisions of Quality Resource Technologies’ certificate of incorporation and bylaws.  Quality Resource Technologies’ certificate of incorporation and bylaws are exhibits to this registration statement.

Preferred Stock

Quality Resource Technologies’ board of directors has the authority, without further action by our stockholders, to provide for the issuance of shares of our preferred stock in one or more series and to fix the number of shares, designations, preferences, powers and relative, participating, optional or other special rights and the qualifications or restrictions on the rights.  The holders of our preferred stock do not have any cumulative voting rights or preemptive or subscription rights by virtue of their ownership of our preferred stock.  The preferences, powers, rights and restrictions of different series of our preferred stock may vary with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, purchase funds, and other matters.  The issuance of a series of our preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock or affect adversely the rights and powers, including voting rights, of the holders of our common stock.  Likewise, any issuance may have the effect of delaying, deferring or preventing a change in control of Quality Resource Technologies.  As of the date of this registration statement, our board has issued no shares of our preferred stock.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders.  The holders of the common stock have the sole right to vote, except as otherwise provided by law, by our articles of incorporation, or in a statement by our board of directors in a Preferred Stock Designation.

In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of legally available funds, subject to the payment of preferential dividends or other restrictions on dividends contained in any Preferred Stock Designation, including, without limitation, the Preferred Stock Designation establishing a series of preferred stock described above.  In the event of the dissolution, liquidation or winding up of Quality Resource Technologies, the holders of our common stock are entitled to share ratably in all assets remaining after payment of all our liabilities, subject to the preferential distribution rights granted to the holders of any series of our preferred stock in any Preferred Stock Designation, including, without limitation, the Preferred Stock Designation establishing a series of our preferred stock described above.

The holders of the common stock do not have cumulative voting rights or preemptive rights to acquire or subscribe for additional, unissued or treasury shares in accordance with the laws of Delaware.  Accordingly, excluding any voting rights granted to any series of our preferred stock, the holders of more than 50 percent of the issued and outstanding shares of the common stock voting for the election of directors can elect all of the directors if they choose to do so, and in such event, the holders of the remaining shares of the common stock voting for the election of the directors will be unable to elect any person or persons to the board of directors.  All outstanding shares of the common stock are fully paid and nonassessable.

The laws of the State of Delaware provide that the affirmative vote of a majority of the holders of the outstanding shares of our common stock and any series of our preferred stock entitled to vote thereon is required to authorize any amendment to our articles of incorporation, any merger or consolidation of Quality Resource Technologies with any corporation, or any liquidation or disposition of any substantial assets of Quality Resource Technologies.

Options

As of the date of this registration statement, Quality Resource Technologies has not issued any options or equity awards to purchase shares of its common stock, although Quality Resource Technologies may do so in the future.

Item 12.  Indemnification of Directors and Officers.

Limitation of Liability

Quality Resource Technologies’ certificate of incorporation provide that any director or officer of Quality Resource Technologies shall not be personally liable to Quality Resource Technologies or Quality Resource Technologies’ stockholders for damages as a result of any act or failure to act in his capacity as a director or officer; provided, however, the provision shall not eliminate or limit the liability of a director or officer:

•	If it is proven that his act or failure to act constituted a breach of his fiduciary duties and such breach involved intentional misconduct, fraud or a knowing violation of law, or

•	Under the Delaware General Corporation Law.

Indemnification.  Quality Resource Technologies’ certificate of incorporation provide that Quality Resource Technologies shall indemnify anyone who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by Quality Resource Technologies or in its right, by reason of the fact that he is or was a director, officer, employee, or agent of Quality Resource Technologies, or is or was serving at Quality Resource Technologies’ request as a director, officer employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if:

•
The liability did not result from any act or failure to act which constituted a breach of that person’s fiduciary duties in his capacity as a director or officer, and involved intentional misconduct, fraud, or a knowing violation of law; or

•
The person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, Quality Resource Technologies’ best interests, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful.

Further, Quality Resource Technologies’ certificate of incorporation permits Quality Resource Technologies to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by Quality Resource Technologies or in its right, to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of Quality Resource Technologies, or is or was serving at Quality Resource Technologies’ request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with defense or settlement of the action or suit, if:

•
The liability did not result from any act or failure to act which constituted a breach of that person’s fiduciary duties in his capacity as a director or officer, and involved intentional misconduct, fraud or a knowing violation of law; or

•	The person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, Quality Resource Technologies’ best interests.

However, Quality Resource Technologies is prohibited from indemnifying any person with respect to any action, suit, or proceeding by a court of competent jurisdiction, if he has been finally adjudged to be liable to Quality Resource Technologies, unless, and only to the extent that, the court of competent jurisdiction determines upon application that the person is fairly and reasonably entitled to indemnification in view of all the circumstances of the case.

Quality Resource Technologies’ bylaws contain similar indemnification and limitation of liability provisions.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling Quality Resource Technologies under the indemnification provisions, or otherwise, Quality Resource Technologies is aware that, in the opinion of the SEC, the indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 13.  Financial Statements and Supplementary Data.

See the financial statements starting at page F-1 included in this registration statement.

Item 14.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15.  Financial Statements and Exhibits.

(a)   All financial statements filed as part of the registration statement:

•	Financial statements for Quality Resource Technologies, Inc. (formerly B-L Merger Sub, Inc.).

•	Financial statements for TRQ, Inc. (formerly Quality Resource Technologies, Inc.).

(b)   The exhibits required by Item 601 of Regulation S-K:

Exhibit No.	Identification of Exhibit
2.1*	Plan and Agreement of Merger Between B-L Merger Sub, Inc. (a Texas corporation) and Quality Resource Technologies, Inc. (a Delaware corporation) dated September 20, 2010.
2.2*
Certificate of Merger Merging B-L Merger Sub, Inc., a Texas corporation, with and into Quality Resource Technologies, Inc., a Delaware corporation, filed with the Secretary of State of Delaware on September 20, 2010.

2.3*	Articles of Merger of B-L Merger Sub, Inc., a Texas corporation and Quality Resource Technologies, Inc., a Delaware corporation, filed with the Secretary of State of Texas on September 20, 2010.
2.4*	Plan and Agreement of Triangular Merger Between Quality Resource Technologies, Inc., QRT Acquisition Company and TRQ, Inc. dated October 5, 2010.
2.5*
Certificate of Merger Merging TRQ, Inc., a Delaware corporation, with and into Quality Resource Technologies, Inc., a Delaware corporation, filed with the Secretary of State of Delaware on October 5, 2010.

3.1*	Articles of Incorporation of B-L Merger Sub, Inc. filed with the Secretary of State of Texas on October 23, 2001.
3.2*	Certificate of Incorporation of Quality Resource Technologies, Inc. filed with the Secretary of State of Delaware on September 20, 2010.
3.3*	Bylaws of B-L Merger Sub, Inc. adopted October 23, 2001.
3.4*	Bylaws of Quality Resource Technologies, Inc. adopted September 20, 2010.
3.5*	Certificate of Incorporation of QRT Acquisition Company filed with the Secretary of State of Delaware on September 20, 2010.
3.6*	Bylaws of QRT Acquisition Company adopted September 20, 2010.
3.7*	Certificate of Incorporation of Quality Resource Technologies, Inc. filed with the Secretary of State of Delaware on July 22, 2009.
3.8*	Amended Certificate of Incorporation of Quality Resource Technologies, Inc. filed with the Secretary of State of Delaware on September 20, 2010 changing its name to TRQ, Inc.
3.9*	Bylaws of Quality Resource Technologies, Inc. adopted September 1, 2009.
10.1*	Charter of the Audit Committee of Quality Resource Technologies, Inc.
10.2*	Charter of the Compensation Committee of Quality Resource Technologies, Inc.
10.3*	Corporate Governance Principles of the Board of Directors of Quality Resource Technologies, Inc.
10.4*	Charter of the Executive Committee of the Board of Directors of Quality Resource Technologies, Inc.
10.5*	Charter of the Finance Committee of Quality Resource Technologies, Inc.
10.6*	Charter of the Governance and Nominating Committee of Quality Resource Technologies, Inc.
14.1*	Code of Business Conduct of Quality Resource Technologies, Inc.
14.2*	Code of Ethics for Senior Executive Officers and Senior Financial Officers of Quality Resource Technologies, Inc.
____________
*           Filed herewith.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

QUALITY RESOURCE TECHNOLOGIES, INC.
Date: May 13, 2011
By /s/ James Solano
James Solano, Chief Executive Officer

INDEX TO FINANCIAL STATEMENTS
Page
QUALITY RESOURCE TECHNOLOGIES, INC. (formerly B-L Merger Sub, Inc.)

Balance sheets at December 31, 2009 and 2008 (unaudited)	F-3

Statements of operations for the years ended December 31, 2009 and 2008
and the period from October 23, 2001 (inception) to December 31, 2009 (unaudited)	F-4

Statements of shareholder’s equity (deficit) for the period from
October 23, 2001 (inception) to December 31, 2009 (unaudited)	F-5

Statements of cash flows for the years ended December 31, 2009 and 2008
and the period from October 23, 2001 (inception) to December 31, 2009 (unaudited)	F-6

Notes to financial statements (unaudited)	F-7

Balance sheets at September 30, 2010 and December 31, 2009 (unaudited)	F-9

Statements of operations for the nine months ended September 30, 2010 and 2009 and the period from October 23, 2001 (inception) to
September 30, 2010 (unaudited)	F-10

Statements of cash flows for the nine months ended September 30, 2010 and 2009 and the period from October 23, 2001 (inception) to
September 30, 2010 (unaudited)	F-11

Notes to financial statements (unaudited)	F-12

TRQ, INC. (formerly Quality Resource Technologies, Inc.)

Report of independent registered public accounting firm	F-14

Balance sheet at June 30, 2010	F-15

Statement of operations for the period from July 22, 2009 (inception) to
June 30, 2010	F-16

Statement of stockholders’ equity (deficit) for the period from July 22, 2009
(inception) to June 30, 2010	F-17

Statement of cash flows for the period from July 22, 2009 (inception) to
June 30, 2010	F-18

Notes to financial statements	F-19

QUALITY RESOURCE TECHNOLOGIES, INC.

Consolidated balance sheets at December 31, 2010 and June 30, 2010 (unaudited)	F-23

Consolidated statements of operations for the six months ended December 31, 2010
and the period from July 22, 2009 (inception) to December 31, 2009 (unaudited)	F-24

Consolidated statement of shareholders’ equity (deficit) for the six months ended
December 31, 2010	F-25

Consolidated statements of cash flows for the six months ended December 31, 2010
and the period from July 22, 2009 (inception) to December 31, 2009 (unaudited)	F-26

Notes to consolidated financial statements (unaudited)	F-27

FINANCIAL STATEMENTS OF AN INACTIVE REGISTRANT

Pursuant to Sec. 210.3-11 of Regulation S-X, Quality Resource Technologies, Inc. qualifies as an inactive entity, meeting all of the following conditions:

(a)	Gross receipts from all sources for the fiscal year are not in excess of $100,000;
(b)	We have not purchased or sold any of our own stock, granted options, or levied assessments upon outstanding stock;
(c)	Expenditures for all purposes for the fiscal year are not in excess of $100,000;
(d)
No material change in the business has occurred during the fiscal year, including any bankruptcy, reorganization, readjustment or succession or any material acquisition or disposition of plants, mines, mining equipment, mine rights or leases; and

(e)	No exchange upon which the shares are listed, or governmental authority having jurisdiction, requires the furnishing to it or the publication of audited financial statements.

Accordingly, the financial statements of Quality Resource Technologies, Inc. are unaudited.

QUALITY RESOURCE TECHNOLOGIES, INC.
(formerly B-L Merger Sub, Inc.)
(A Development Stage Company)
BALANCE SHEETS
DECEMBER 31, 2009 AND 2008
(unaudited)

	2009	2008
ASSETS
Total Assets	$–	$–
LIABILITIES AND STOCKHOLDER’S EQUITY
Total Liabilities	$–	$–

STOCKHOLDER’S EQUITY
Common stock, $0.01, 200,000,000 shares authorized, 1,500,000 shares issued and outstanding	15,000	15,000
Paid-in capital deficit	(14,000)	(14,000)
Accumulated deficit	(1,000)	(1,000)
Total Stockholder’s Equity	–	–

Total Liabilities and Stockholder’s Equity	$–	$–

See notes to financial statements.

QUALITY RESOURCE TECHNOLOGIES, INC.
(formerly B-L Merger Sub, Inc.)
(A Development Stage Company)
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008 AND
THE PERIOD FROM OCTOBER 23, 2001 (INCEPTION) TO DECEMBER 31, 2009
(unaudited)

	2009	2008	Inception to December 31, 2009

REVENUE	$–	$–	$–

EXPENSES	–	–	1,000
Net loss	$–	$–	$(1,000)

Net loss per share – basic and diluted	$0.00	$0.00
Outstanding number of common shares – basic and diluted	1,500,000	1,500,000

See notes to financial statements.

QUALITY RESOURCE TECHNOLOGIES, INC.
(formerly B-L Merger Sub, Inc.)
(A Development Stage Company)
STATEMENTS OF STOCKHOLDER’S EQUITY
FOR THE PERIOD FROM OCTOBER 23, 2001 (INCEPTION) TO DECEMBER 31, 2009
(unaudited)

	Common Stock		Paid-in Capital	Accumulated
	Shares	Amount	Deficit	Deficit	Total

Issuance of common stock for services	1,500,000	$15,000	(14,000)		$1,000
Net loss				$(1,000)	(1,000)
Balance at December 31, 2001	1,500,000	15,000	(14,000)	(1,000)	–
Net loss				–	–
Balance at December 31, 2002	1,500,000	15,000	(14,000)	(1,000)	–
Net loss				–	–
Balance at December 31, 2003	1,500,000	15,000	(14,000)	(1,000)	–
Net loss				–	–
Balance at December 31, 2004	1,500,000	15,000	(14,000)	(1,000)	–
Net loss				–	–
Balance at December 31, 2005	1,500,000	15,000	(14,000)	(1,000)	–
Net loss				–	–
Balance at December 31, 2006	1,500,000	15,000	(14,000)	(1,000)	–
Net loss				–	–
Balance at December 31, 2007	1,500,000	15,000	(14,000)	(1,000)	–
Net loss				–	–
Balance at December 31, 2008	1,500,000	15,000	(14,000)	(1,000)	–
Net loss				–	–
Balance at December 31, 2009	1,500,000	$15,000	$(14,000)	$(1,000)	$–

See notes to financial statements.

QUALITY RESOURCE TECHNOLOGIES, INC.
(formerly B-L Merger Sub, Inc.)
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008 AND
THE PERIOD FROM OCTOBER 23, 2001 (INCEPTION) TO DECEMBER 31, 2009
(unaudited)

	2009	2008	Inception to December 31, 2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$–	$–	$(1,000)
Adjustments to reconcile net income to net cash from operating activities:
Share-based compensation	–	–	1,000
Net Cash Provided By Operating Activities	–	–	–

Net change in cash	–	–	–

Cash, beginning of period	–	–	–

Cash, end of period	$–	$–	$–

See notes to financial statements.

QUALITY RESOURCE TECHNOLOGIES, INC.
(formerly B-L Merger Sub, Inc.)
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
(unaudited)

NOTE 1 - ORGANIZATION AND PURPOSE

Quality Resource Technologies, Inc. was incorporated in the State of Texas as B-L Merger Sub, Inc. on October 23, 2001.  The Company was re-domiciled in the State of Delaware on September 20, 2010 as Quality Resource Technologies, Inc.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of   the Company’s significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

Development Stage Company

The Company is a development stage company and will continue to be so until it has substantial revenue.

Use of Estimates

Preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  The Company bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources.  The Company evaluates its estimates and assumptions on a regular basis.  Actual results may differ from these estimates and assumptions used in preparation of its financial statements and changes in these estimates are recorded when known.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Income Taxes

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under the method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

Earnings Per Share

The basic net income per common share is computed by dividing the net earnings applicable to common stockholders by the weighted average number of common shares outstanding.  Diluted net income per common share is computed by dividing the net income applicable to common stockholders, adjusted on an “as if converted” basis, by the weighted average number of common shares outstanding plus potential dilutive securities.  For all periods presented, there were no dilutive securities.

Recent Accounting Pronouncements

In May 2009, the FASB issued SFAS No. 165 Subsequent Events (“SFAS 165” or ASC 855).  SFAS 165 (ASC 855) establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  SFAS 165 (ASC 855) sets forth (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date.  SFAS 165 is effective for interim or annual financial periods ending after June 15, 2009.  Management evaluated events occurring between our fiscal year end, December 31, 2009, and the date when the consolidated financial statements were issued.

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162 (“SFAS 168” or ASC 105-10).  The FASB Accounting Standards Codification (“Codification”) will be the single source of authoritative nongovernmental U.S. generally accepted accounting principles.  Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants.  SFAS 168 (ASC 105-10) is effective for interim and annual periods ending after September 15, 2009.  All existing accounting standards are superseded as described in SFAS 168 (ASC 105-10).  All other accounting literature not included in the Codification is non-authoritative.  The Codification did not have a significant impact on our financial statements.

NOTE 3 – EQUITY

The Company was originally authorized to issue 100,000 shares of common stock at $1.00 par value.  In October 2001, the Company issued 1,000 shares of common stock to its parent company, Baltic International USA, Inc., for services of $1,000.  On September 20, 2010, the Company was re-domiciled in Delaware as Quality Resource Technologies, Inc. and 1,500,000 common shares were exchanged for the 1,000 common shares outstanding.  The Company now has 200,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share, authorized.  All share amounts have been restated to reflect the new capital structure.

QUALITY RESOURCE TECHNOLOGIES, INC.
(formerly B-L Merger Sub, Inc.)
(A Development Stage Company)
BALANCE SHEETS
SEPTEMBER 30, 2010 AND DECEMBER 31, 2009
(unaudited)

	2010	2009
ASSETS
Total Assets	$–	$–
LIABILITIES AND STOCKHOLDER’S EQUITY
Total Liabilities	$–	$–

STOCKHOLDER’S EQUITY
Common stock, $0.01 par value, 200,000,000 shares authorized, 1,500,000 shares issued and outstanding	15,000	15,000
Paid-in capital deficit	(14,000)	(14,000)
Accumulated deficit	(1,000)	(1,000)
Total Stockholder’s Equity	–	–

Total Liabilities and Stockholder’s Equity	$–	$–

See notes to financial statements.

QUALITY RESOURCE TECHNOLOGIES, INC.
(formerly B-L Merger Sub, Inc.)
(A Development Stage Company)
STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 AND
THE PERIOD FROM OCTOBER 23, 2001 (INCEPTION) TO SEPTEMBER 30, 2010
(unaudited)

	2010	2009	Inception to September 30, 2010

REVENUE	$–	$–	$–

EXPENSES	–	–	1,000
Net loss	$–	$–	$(1,000)

Net loss per share – basic and diluted	$0.00	$0.00
Outstanding number of common shares – basic and diluted	1,500,000	1,500,000

See notes to financial statements.

QUALITY RESOURCE TECHNOLOGIES, INC.
(formerly B-L Merger Sub, Inc.)
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 AND
THE PERIOD FROM OCTOBER 23, 2001 (INCEPTION) TO SEPTEMBER 30 31, 2010
(unaudited)

	2010	2009	Inception to September 30, 2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$–	$–	$(1,000)
Adjustments to reconcile net loss to net cash from operating activities:
Share-based compensation	–	–	1,000
Net Cash Provided By Operating Activities	–	–	–

Net change in cash	–	–	–

Cash, beginning of period	–	–	–

Cash, end of period	$–	$–	$–

See notes to financial statements.

QUALITY RESOURCE TECHNOLOGIES, INC.
(formerly B-L Merger Sub, Inc.)
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
(unaudited)

NOTE 1 - ORGANIZATION AND PURPOSE

Quality Resource Technologies, Inc. was incorporated in the State of Texas as B-L Merger Sub, Inc. on October 23, 2001.  The Company was re-domiciled in the State of Delaware on September 20, 2010 as Quality Resource Technologies, Inc.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the Company’s significant accounting policies consistently applied in the preparation of the ac accompanying financial statements follows:

Development Stage Company

The Company is a development stage company and will continue to be so until it has substantial revenue.

Use of Estimates

Preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  The Company bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources.  The Company evaluates its estimates and assumptions on a regular basis.  Actual results may differ from these estimates and assumptions used in preparation of its financial statements and changes in these estimates are recorded when known.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Income Taxes

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under the method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

Earnings Per Share

The basic net income per common share is computed by dividing the net earnings applicable to common stockholders by the weighted average number of common shares outstanding.  Diluted net income per common share is computed by dividing the net income applicable to common stockholders, adjusted on an “as if converted” basis, by the weighted average number of common shares outstanding plus potential dilutive securities.  For all periods presented, there were no dilutive securities.

Recent Accounting Pronouncements

In May 2009, the FASB issued SFAS No. 165 Subsequent Events (“SFAS 165” or ASC 855).  SFAS 165 (ASC 855) establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  SFAS 165 (ASC 855) sets forth (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date.  SFAS 165 is effective for interim or annual financial periods ending after June 15, 2009.  Management evaluated events occurring between our fiscal year end, December 31, 2009, and the date when the consolidated financial statements were issued.

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162 (“SFAS 168” or ASC 105-10).  The FASB Accounting Standards Codification (“Codification”) will be the single source of authoritative nongovernmental U.S. generally accepted accounting principles.  Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants.  SFAS 168 (ASC 105-10) is effective for interim and annual periods ending after September 15, 2009.  All existing accounting standards are superseded as described in SFAS 168 (ASC 105-10).  All other accounting literature not included in the Codification is non-authoritative.  The Codification did not have a significant impact on our financial statements.

NOTE 3 – EQUITY

The Company was originally authorized to issue 100,000 shares of common stock at $1.00 par value.  In October 2001, the Company issued 1,000 shares of common stock to its parent company, Baltic International USA, Inc., for services of $1,000.  On September 20, 2010, the Company was re-domiciled in Delaware as Quality Resource Technologies, Inc. and 1,500,000 common shares were exchanged for the 1,000 common shares outstanding.  The Company now has 200,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share, authorized.  All share amounts have been restated to reflect the new capital structure.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
TRQ, Inc.
(formerly Quality Resource Technologies, Inc.)
(A Development Stage Company)
Knoxville, Tennessee

We have audited the accompanying balance sheet of TRQ, Inc. (a development stage company) as of June 30, 2010, and related statements of operations, stockholders’ deficit, and cash flows for the period from July 22, 2009 (inception) to June 30, 2010. These financial statements are the responsibility of TRQ, Inc.’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TRQ, Inc. ( a development stage company) as of June 30, 2010, and the results of its operations and its cash flows for the period from July 22, 2009 (inception) to June 30, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is in its development stage, has a net accumulated deficit and a working capital deficiency at June 30, 2010, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Holtz Rubenstein Reminick LLP

New York, New York
May 13, 2011

TRQ, INC.
(formerly Quality Resource Technologies, Inc.)
(A Development Stage Company)
BALANCE SHEET
JUNE 30, 2010

ASSETS
Current Assets:
Cash	$4,195
Employee advances	267

Total Assets	$4,462
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$71,407
Total Liabilities	71,407

STOCKHOLDERS’ DEFICIT
Common stock, no par value, 1,000 shares authorized, 100 shares issued and outstanding	1,000
Deficit accumulated during the development stage	(67,945)
Total Stockholders’ Deficit	(66,945)

Total Liabilities and Stockholders’ Deficit	$4,462

The accompanying notes are an integral part of these financial statements.

TRQ, INC.
(formerly Quality Resource Technologies, Inc.)
(A Development Stage Company)
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JULY 22, 2009 (INCEPTION) TO JUNE 30, 2010

REVENUE:
Commissions	$22,330
Total income	22,330
EXPENSES:
Selling, general, and administrative expenses	90,275
Loss from operations	(67,945)
Provision for income taxes	–
Net loss	$(67,945)

Net loss per common share – basic and diluted	$(679.45)
Outstanding number of common shares – basic and diluted	100

The accompanying notes are an integral part of these financial statements.

TRQ, INC.
(formerly Quality Resource Technologies, Inc.)
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS’ DEFICIT
FOR THE PERIOD FROM JULY 22, 2009 (INCEPTION) TO JUNE 30, 2010

	Common Stock		Deficit Accumulated During the Development
	Shares	Amount	Stage	Total

Balance at July 22, 2009 (Inception)	–	$–	$–	$–
Issuance of common stock to founders for services at $10 per share	100	1,000		1,000
Net loss			(67,945)	(67,945)
Balance at June 30, 2010	100	$1,000	$(67,945)	$(66,945)

The accompanying notes are an integral part of these financial statements.

TRQ, INC.
(formerly Quality Resource Technologies, Inc.)
(A Development Stage Company)
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JULY 22, 2009 (INCEPTION) TO JUNE 30, 2010

CASH FLOWS FROM OPERATNG ACTIVITIES
Net loss	$(67,945)
Adjustments to reconcile net loss to net cash provided by operating activities:
Issuance of common stock to founders for services	1,000
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	71,407
Net Cash Provided By Operating Activities	4,462

CASH FLOWS FROM INVESTING ACTIVITIES
Employee advances	(267)
Net Cash Used In Investing Activities	(267)

Net increase in cash	4,195

Cash, beginning of period	–

Cash, end of period	$4,195

The accompanying notes are an integral part of these financial statements.

TRQ, INC.
(formerly Quality Resource Technologies, Inc.)
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 1 – ORGANIZATION AND PURPOSE

Quality Resource Technologies, Inc. was incorporated in the State of Delaware on July 22, 2009.  On September 20, 2010, the Company changed its name to TRQ, Inc. (the “Company”).  The Company's business purpose is to utilize the innovative Light Weight FRP (Fiberglass Reinforced Plastic) Container System to Revolutionize the Container System Industry.  The Company’s fiscal year begins on July 1 and ends on June 30 of the following year.

The Company was merged with Quality Resource Technologies, Inc. (formerly B-L Merger Sub, Inc.) on October 5, 2010 in exchange for 13,500,000 shares of Quality Resource Technologies, Inc. common stock.  On the effective date, all of the issued and outstanding shares of common stock of TRQ were converted into 13,500,000 shares of common stock of Quality Resource Technologies, Inc.  Following the closing of the merger, the TRQ shareholders are holders of 90% of Quality Resource Technologies, Inc.’s outstanding shares of common stock.  As a result, TRQ is treated as the “acquiring” company for financial reporting purposes.  The accounting for the merger is identical to that resulting from a reverse acquisition, except that no goodwill was recorded.  The financial statements and share information have been restated to reflect the recapitalization.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the Company’s significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

Development Stage Company

The Company is in its development stage and has not engaged in any operations that have generated any significant revenue. The Company’s efforts have been devoted primarily to finalizing its business plan and attempting to enter into a reverse acquisition and register its shares with the SEC.  On October 5, 2010, the Company completed its merger with Quality Resources Technologies, Inc.

Going Concern

The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company is currently in the development stage and has earned minimal revenues from operations to date and has a net accumulated deficit and a working capital deficiency.  These conditions raise substantial doubt about its ability to continue as a going concern.

The Company’s ability to continue as a going concern is dependent upon its ability to execute its business plan, generate sufficient revenues from operations and raise additional equity.  The Company’s management intends to raise additional operating funds through equity and/or debt financings.  There are no assurances that the Company will be able to either achieve a level of revenues adequate to generate sufficient cash flow from operations or obtain additional financing necessary to support the Company’s working capital needs.

Use of Estimates

Preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  The Company bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources.  The Company evaluates its estimates and assumptions on a regular basis.  Actual results may differ from these estimates and assumptions used in preparation of its financial statements and changes in these estimates are recorded when known.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Revenue Recognition

The Company recognizes revenue from product sales when the goods are shipped or delivered and title and risk pass to the customer.  Product discounts granted are based on the terms of the arrangement with participants as well as general market conditions.  Sales returns are estimated and recorded based on historical sales and returns information.  The Company also earns commission revenue for the sale of inventory consigned from other parties.  Commission income is earned when the sale has been completed.  For the period from July 22, 2009 (inception) to June 30, 2010, the Company earned $22,330 of commissions from the sale of consigned inventory.

Accounts Receivable

Receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts.  Management periodically reviews receivables for collectability.  An estimate for doubtful accounts is made when collection of the full amount is no longer probable.  Bad debts are written off as incurred.  The allowance for doubtful accounts was $0 at June 30, 2010.

Income Taxes

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under this method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

Stock-Based Compensation

Stock-based compensation expense is recorded for stock issued for services rendered.  The expense is measured at the grant-date fair value of the award and recognized as compensation expense on a straight-line basis over the service period, which is typically the vesting period.

Earnings Per Share

The basic net income per common share is computed by dividing the net earnings applicable to common stockholders by the weighted average number of common shares outstanding.  Diluted net income per common share is computed by dividing the net income applicable to common stockholders, adjusted on an “as if converted” basis, by the weighted average number of common shares outstanding plus potential dilutive securities.  For the periods from July 22, 2009 (inception) to June 30, 2010, there were no dilutive securities.

Recent Accounting Pronouncements

In May 2009, the Financial Accounting Standards Board (“FASB”) established general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued, Subsequent Events.  This standard sets forth (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date.  This standard is effective for interim or annual financial periods ending after June 15, 2009.  The adoption of this standard did not have a material impact on the Company’s financial position, results of operations and cash flows.

In June 2009, the FASB issued its Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles.  The FASB Accounting Standards Codification (“Codification”) is the single source of authoritative nongovernmental U.S. generally accepted accounting principles.  Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants.  The Codification is effective for interim and annual periods ending after September 15, 2009.  All existing accounting standards are superseded as described in the Codification.  All other accounting literature not included in the Codification is non-authoritative.  The Codification did not have a significant impact on the Company’s financial statements.

In February 2010, the FASB issued updated guidance to address certain implementation issues related to an entity’s requirements to perform and disclose subsequent events procedures.  This update requires SEC filers to evaluate subsequent events through the date financial statements are issued and exempts SEC filers from disclosing the date through which subsequent events have been evaluated.  The updated guidance was effective upon issuance and did not have a material impact on the Company’s financial statements.

Other accounting standards that have been issued by the FASB (or rules and interpretive releases of the SEC) are not expected to have a material impact on the Company’s financial statements.

NOTE 3 – COMMON STOCK

The Company is authorized to issue 1,000 shares of common stock at no par value.  In July 2009, the Company issued 100 shares of common stock to its founders for services rendered with a value of $1,000.

NOTE 4 – RELATED PARTY TRANSACTIONS

The Company has reimbursed Alliance Crouse Engineering, Inc. (a company owned by one of the Company’s shareholders) for expenses paid on behalf of the Company.  For the period from inception to June 30, 2010, the Company paid $8,600 for reimbursement of expenses.

For the months of September to December 2009, the Company agreed to pay $1,000 per month as a management fee to Alliance Crouse Engineering as consideration for managing the Company’s operations.  For the period from inception to June 30, 2010, the Company incurred $4,000 of management fee expense to Alliance Crouse Engineering.  As of June 30, 2010, the Company owes $4,000 to Alliance Crouse Engineering.

Certain services are being provided to the Company by the principal shareholder without compensation.  The compensation amounts would not be significant.

NOTE 5 – INCOME TAXES

The components of the income tax provision (benefit) are as follows:

Current	$–
Deferred	–
Total income tax expense (benefit)	$–

The effective income tax expense differed from the computed “expected” federal income tax expense on earnings before income taxes for the following reasons:

Computed federal income tax expense (benefit)	$(23,101)
Share-based compensation	340
Increase in valuation allowance	22,761
Total	$–

Deferred income taxes are provided to reflect temporary differences in the basis of net assets for income tax and financial reporting purposes. The tax-effected temporary differences and tax loss carryforwards which comprise deferred taxes are as follows:

Deferred tax assets:
Net operating loss carryforwards	$22,761
Valuation allowance	(22,761)
Total deferred tax asset	$–

At June 30, 2010, The Company had a federal income tax net operating loss (“NOL”) carryforward of approximately $67,000.  The NOL carryforward expires in 2029.  The value of this carryforward depends on our ability to generate taxable income.  A change in ownership, as defined by federal income tax regulations, could significantly limit our ability to utilize our net operating loss carryforward.  Additionally, because federal tax laws limit the time during which the net operating loss carryforward may be applied against future taxes, if The Company fails to generate taxable income prior to the expiration dates, The Company may not be able to fully utilize the net operating loss carryforward to reduce future income taxes.  The Company has had cumulative losses and there is no assurance of future taxable income, therefore, a valuation allowance has been recorded to fully offset the deferred tax asset at June 30, 2010.

QUALITY RESOURCE TECHNOLOGIES, INC.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2010 AND JUNE 30, 2010

	December 31, 2010	June 30, 2010
	(unaudited)
ASSETS
Current Assets:
Cash	$25	$4,195
Accounts receivable	4,222	–
Employee advances	496	267

Total Assets	$4,743	$4,462
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$139,885	$71,407
Total Liabilities	139,885	71,407

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	–	–
Common stock, $0.01 par value, 200,000,000 shares authorized, 15,000,000 and 13,500,000 shares issued and outstanding, respectively	150,000	135,000
Additional paid-in capital (deficit)	(149,000)	(134,000)
Deficit accumulated during the development stage	(136,142)	(67,945)
Total Stockholders’ Deficit	(135,142)	(66,945)

Total Liabilities and Stockholders’ Deficit	$4,743	$4,462

The accompanying notes are an integral part of these consolidated financial statements.

QUALITY RESOURCE TECHNOLOGIES, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2010,
THE PERIOD FROM JULY 22, 2009 (INCEPTION) TO DECEMBER 31, 2009 AND
THE PERIOD FROM JULY 22, 2009 (INCEPTION) TO DECEMBER 31, 2010
(unaudited)

	Six Months Ended December 31, 2010	From Inception to December 31, 2009	From Inception to December 31, 2010
REVENUE:
Commissions	$15,972	$–	$38,302
Total income	15,972	–	38,302
EXPENSES:
Selling, general, and administrative expenses	84,169	46,178	174,444
Loss from operations	(68,197)	(46,178)	(136,142)
Provision for income taxes	–	–	–
Net loss	$(68,197)	$(46,178)	$(136,142)

Net loss per common share – basic and diluted	$(0.00)	$(0.00)
Outstanding number of common shares – basic and diluted	14,217,391	13,500,000

The accompanying notes are an integral part of these consolidated financial statements.

QUALITY RESOURCE TECHNOLOGIES, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT
FOR THE PERIOD FROM JULY 22, 2009 (INCEPTION) TO DECEMBER 31, 2010
(unaudited)

	Common Stock		Additional Paid-In Capital	Deficit Accumulated During the Development
	Shares	Amount	(Deficit)	Stage	Total

Balance at July 22, 2009 (Inception)	–	$–	$–	$–	$–
Issuance of common stock to founders for services at $10 per share	13,500,000	135,000	(134,000)		1,000
Net loss				(67,945)	(67,945)
Balance at June 30, 2010	13,500,000	135,000	(134,000)	(67,945)	(66,945)
Recapitalization through reverse merger	1,500,000	15,000	(15,000)		–
Net loss				(68,197)	(68,197)
Balance at December 31, 2010	15,000,000	$150,000	$(149,000)	$(136,142)	$(135,142)

The accompanying notes are an integral part of these consolidated financial statements.

QUALITY RESOURCE TECHNOLOGIES, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE FOR THE SIX MONTHS ENDED DECEMBER 31, 2010,
THE PERIOD FROM JULY 22, 2009 (INCEPTION) TO DECEMBER 31, 2009 AND
THE PERIOD FROM JULY 22, 2009 (INCEPTION) TO DECEMBER 31, 2010
(unaudited)

	Six Months Ended December 31, 2010	From Inception to December 31, 2009	From Inception to December 31, 2010
CASH FLOWS FROM OPERATNG ACTIVITIES
Net loss	$(68,197)	$(46,178)	$(136,142)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Issuance of common stock to founders for services	–	1,000	1,000
Changes in operating assets and liabilities:
Increase in accounts receivable	(4,222)	–	(4,222)
Increase in accounts payable and accrued expenses	68,478	45,178	139,885
Net Cash Provided By (Used In) Operating Activities	(3,941)	–	521

CASH FLOWS FROM INVESTING ACTIVITIES
Employee advances	(229)	–	(496)
Net Cash Used In Investing Activities	(229)	–	(496)

Net change in cash	(4,170)	–	25

Cash, beginning of period	4,195	–	–

Cash, end of period	$25	$–	$25

The accompanying notes are an integral part of these consolidated financial statements.

QUALITY RESOURCE TECHNOLOGIES, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010

NOTE 1 – ORGANIZATION AND PURPOSE

Quality Resource Technologies, Inc. was incorporated in the State of Delaware on July 22, 2009.  On September 20, 2010, the Company changed its name to TRQ, Inc. (the “Company”).  The Company’s business purpose is to utilize the innovative Light Weight FRP (Fiberglass Reinforced Plastic) Container System to Revolutionize the Container System Industry.  The Company’s fiscal year begins on July 1 and ends on June 30 of the following year.

The Company was merged with Quality Resource Technologies, Inc. (formerly B-L Merger Sub, Inc.) on October 5, 2010 in exchange for 13,500,000 shares of Quality Resource Technologies, Inc. common stock.  On the effective date, all of the issued and outstanding shares of common stock of TRQ were converted into 13,500,000 shares of common stock of Quality Resource Technologies, Inc.  Following the closing of the merger, the TRQ shareholders are holders of 90% of Quality Resource Technologies, Inc.’s outstanding shares of common stock.  As a result, TRQ is treated as the “acquiring” company for financial reporting purposes.  The accounting for the merger is identical to that resulting from a reverse acquisition, except that no goodwill was recorded.  The financial statements and share information have been restated to reflect the recapitalization.

A pro forma balance sheet has not been provided as the balance sheet as of December 31, 2010 includes the impacts of the merger.  Pro forma statements of operations for the prior fiscal year and most recent interim period have not been provided as they would not be meaningful because the operations of Quality Resource Technologies, Inc., the legal acquirer, were not significant.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the Company’s significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

Development Stage Company

The Company is in its development stage and has not engaged in any operations that have generated any significant revenue. The Company’s efforts have been devoted primarily to finalizing its business plan and attempting to enter into a reverse acquisition and register its shares with the SEC.  On October 5, 2010, the Company completed its merger with Quality Resources Technologies, Inc.

Going Concern

The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company is currently in the development stage and has earned minimal revenues from operations to date and has a net accumulated deficit and a working capital deficiency.  These conditions raise substantial doubt about its ability to continue as a going concern.

The Company’s ability to continue as a going concern is dependent upon its ability to execute its business plan, generate sufficient revenues from operations and raise additional equity.  The Company’s management intends to raise additional operating funds through equity and/or debt financings.  There are no assurances that the Company will be able to either achieve a level of revenues adequate to generate sufficient cash flow from operations or obtain additional financing necessary to support the Company’s working capital needs.

Use of Estimates

Preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  The Company bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources.  The Company evaluates its estimates and assumptions on a regular basis.  Actual results may differ from these estimates and assumptions used in preparation of its financial statements and changes in these estimates are recorded when known.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Revenue Recognition

The Company recognizes revenue from product sales when the goods are shipped or delivered and title and risk pass to the customer.  Product discounts granted are based on the terms of the arrangement with participants as well as general market conditions.  Sales returns are estimated and recorded based on historical sales and returns information.  The Company also earns commission revenue for the sale of inventory consigned from other parties.  Commission income is earned when the sale has been completed.

Accounts Receivable

Receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts.  Management periodically reviews receivables for collectability.  An estimate for doubtful accounts is made when collection of the full amount is no longer probable.  Bad debts are written off as incurred.  The allowance for doubtful accounts was $0 at December 31, 2010.

Income Taxes

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under this method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

Stock-Based Compensation

Stock-based compensation expense is recorded for stock issued for services rendered.  The expense is measured at the grant-date fair value of the award and recognized as compensation expense on a straight-line basis over the service period, which is typically the vesting period.

Earnings Per Share

The basic net income per common share is computed by dividing the net earnings applicable to common stockholders by the weighted average number of common shares outstanding.  Diluted net income per common share is computed by dividing the net income applicable to common stockholders, adjusted on an “as if converted” basis, by the weighted average number of common shares outstanding plus potential dilutive securities.  For the periods from July 22, 2009 (inception) to December 31, 2010, there were no dilutive securities.

Recent Accounting Pronouncements

In May 2009, the Financial Accounting Standards Board (“FASB”) established general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued, Subsequent Events.  This standard sets forth (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date.  This standard is effective for interim or annual financial periods ending after June 15, 2009.  The adoption of this standard did not have a material impact on the Company’s financial position, results of operations and cash flows.

In June 2009, the FASB issued its Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles.  The FASB Accounting Standards Codification (“Codification”) is the single source of authoritative nongovernmental U.S. generally accepted accounting principles.  Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants.  The Codification is effective for interim and annual periods ending after September 15, 2009.  All existing accounting standards are superseded as described in the Codification.  All other accounting literature not included in the Codification is non-authoritative.  The Codification did not have a significant impact on the Company’s financial statements.

In February 2010, the FASB issued updated guidance to address certain implementation issues related to an entity’s requirements to perform and disclose subsequent events procedures.  This update requires SEC filers to evaluate subsequent events through the date financial statements are issued and exempts SEC filers from disclosing the date through which subsequent events have been evaluated.  The updated guidance was effective upon issuance and did not have a material impact on the Company’s financial statements.

Other accounting standards that have been issued by the FASB (or rules and interpretive releases of the SEC) are not expected to have a material impact on the Company’s financial statements.

NOTE 3 – COMMON STOCK

The Company was authorized to issue 1,000 shares of common stock at no par value.  In July 2009, the Company issued 100 shares of common stock to its founders for services rendered with a value of $1,000.  In October 2010, the articles of incorporation were amended to authorize 200,000,000 shares of common stock at $0.01 par value each and 10,000,000 shares of preferred stock at $0.01 par value each.

In connection with the reverse merger, the Company was recapitalized with 13,500,000 shares of common stock.  The financial statements and share information have been restated retroactively to reflect the recapitalization.  Additionally, 1,350,000 shares were issued for the merger with Quality Resource Technologies, Inc. (formerly B-L Merger Sub, Inc.).

NOTE 4 – RELATED PARTY TRANSACTIONS

The Company has reimbursed Alliance Crouse Engineering, Inc. (a company owned by one of the Company’s shareholders) for expenses paid on behalf of the Company.  For the period from inception to December 31, 2010, the Company paid $19,565 for reimbursement of expenses.

For the months of September to December 2009, the Company agreed to pay $1,000 per month as a management fee to Alliance Crouse Engineering as consideration for managing the Company’s operations.  As of December 31, 2010, the Company owes $4,000 to Alliance Crouse Engineering.

Certain services are being provided to the Company by the principal shareholder without compensation.  The compensation amounts would not be significant.

NOTE 5 – INCOME TAXES

The components of the income tax provision (benefit) are as follows:

	Six Months Ended December 31, 2010	From Inception to December 31, 2009	From Inception to December 31, 2010
Current	$–	$–	$–
Deferred	–	–	–
Total income tax expense (benefit)	$–	$–	$–

The effective income tax expense differed from the computed “expected” federal income tax expense on earnings before income taxes for the following reasons:

	Six Months Ended December 31, 2010	From Inception to December 31, 2009	From Inception to December 31, 2010
Computed federal income tax expense (benefit)	$(23,187)	$(15,701)	$(46,288)
Share-based compensation	–	340	340
Increase in valuation allowance	23,187	15,361	45,948
Total	$–	$–	$–

Deferred income taxes are provided to reflect temporary differences in the basis of net assets for income tax and financial reporting purposes. The tax-effected temporary differences and tax loss carryforwards which comprise deferred taxes at December 31, 2010 are as follows:

	December 31, 2010	June 30, 2010
Deferred tax assets:
Net operating loss carryforwards	$45,948	$22,761
Valuation allowance	(45,948)	(22,761)
Total deferred tax asset	$–	$–

At December 31, 2010, the Company had a federal income tax net operating loss (“NOL”) carryforward of approximately $135,000.  The NOL carryforward expires in 2030.  The value of this carryforward depends on our ability to generate taxable income.  A change in ownership, as defined by federal income tax regulations, could significantly limit our ability to utilize our net operating loss carryforward.  Additionally, because federal tax laws limit the time during which the net operating loss carryforward may be applied against future taxes, if The Company fails to generate taxable income prior to the expiration dates, The Company may not be able to fully utilize the net operating loss carryforward to reduce future income taxes.  The Company has had cumulative losses and there is no assurance of future taxable income, therefore, a valuation allowance has been recorded to fully offset the deferred tax asset at December 31, 2010.